Filed Pursuant to Rule 424(B)(3)
                                                Registration Number 333-88134

      The information contained in this Prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                        ELECTRONIC CONTROL SECURITY INC.
                       2,151,625 SHARES OF COMMON STOCK OF
                        ELECTRONIC CONTROL SECURITY INC.
                   TO BE SOLD BY CERTAIN SELLING SHAREHOLDERS

      This Prospectus relates to the possible resale of shares of our common stock by some of our existing shareholders. We will not receive any proceeds from the sale of these shares. We will bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by the selling shareholders in this Prospectus.

      The selling shareholders may, from time to time, offer their shares of common stock through public or private transactions at prevailing market prices or in privately negotiated transactions.

      Electronic Control Security Inc. is a New Jersey corporation and its principal executive offices are located at 790 Bloomfield Avenue, Building C, Suite 1, Clifton, New Jersey 07012, telephone number 973-574-8555. Our common stock is quoted on the OTC bulletin board under the symbol "EKCS.OB." The last reported closing price for our common stock prior to the date of this prospectus was $1.22 per share on May 8, 2002.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" STARTING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

      ---------------------------------------------------------------------------------
                                           Underwriting Discounts   Proceeds to Company
                    Price to Public (1)    and Commissions (2)      or Other Persons
      ---------------------------------------------------------------------------------
      Per Share          Unknown                     $0                  Unknown (3)
      ---------------------------------------------------------------------------------
      Total              Unknown                     $0                  Unknown (3)
      ---------------------------------------------------------------------------------

(1) All of the shares are being sold by the selling shareholders in separate transactions in prices to be negotiated at the time of sale.

(2) The shares are being sold by the selling shareholders and we have no agreements or understandings with any broker or dealer for the sale of the shares. A selling shareholder may determine to use a broker-dealer in the sale of its shares and the commissions paid to that broker-dealer, if any, shall be determined at that time. Prior to the involvement of any broker-dealer, that broker-dealer may have to seek and obtain clearance of the compensation arrangements from the National Association of Securities Dealers, Inc. In that event, we will file a post-effective amendment identifying the broker-dealers.

(3)   We will not receive any proceeds from the sale of the shares.

      One or more broker-dealers may be the principal market makers for the shares being offered. Under these circumstances, the market bid and asked prices for the shares may be significantly influenced by decisions of the market makers to buy or sell the shares for their own account. The market making activities of any market makers, if commenced, may subsequently be discontinued.

      We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the common stock.

                                TABLE OF CONTENTS

Prospectus Summary                                                             3

Selected Financial Data                                                        7

Information Regarding Forward-Looking Statements                               8

Risk Factors                                                                   8

Use of Proceeds                                                               16

Dividend Policy                                                               16

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                           16

Business                                                                      19

Management                                                                    37

Principal Shareholders                                                        41

Selling Shareholders                                                          43

Certain Relationships and Related Transactions                                47

Description of Capital Stock                                                  47

Shares Eligible for Future Sale                                               51

Market Price and Dividends on Registrant's Common Equity
and Related Stockholder Matters                                               52

Legal Proceedings                                                             53

Plan of Distribution                                                          54

Legal Matters                                                                 55

Experts                                                                       56

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities                                                56

Where You Can Find Additional Information                                     56

Index to Financial Statements                                         F-1 - F-21

                               PROSPECTUS SUMMARY

      The following summary contains basic information about Electronic Control Security Inc., or ECSI, and this Prospectus. It likely does not contain all the information that is important to you. For a more complete understanding, we encourage you to read the entire document and the documents referred to in this Prospectus, including the financial statements and related notes. In this Prospectus, the words "ECSI," the "Company," "we," "our," and "us" refer to Electronic Control Security Inc. and its wholly-owned subsidiaries.

Business.

      What We Do. We provide technology based security solutions and consulting services for medium to large government and commercial facilities worldwide. We:

      o prepare threat and vulnerability studies to ascertain a clients' security requirements;

      o     devise solutions to satisfy these security requirements;

      o engineer and design the equipment and systems required to achieve a security solution;

      o     manufacture and assemble most of the systems we offer;

      o provide technology support and integrated systems platforms to security systems integrators;

      o     manage the construction and implementation of the security system;
            and

      o train our clients' personnel to use and maintain the security systems we market.

      We believe that we are one of the few truly integrated providers of security solutions in the industry. We coordinate our risk management and analysis expertise with our design and engineering skills to develop and manufacture systems and components that create a normal yet secure environment for employees, visitors and service personnel. We have developed security systems that reflect the results of our market analysis, our knowledge of the industry and client requirements. We provide a range of programs and systems that include turn-key security solutions or individual components. Our security programs incorporate various systems from our portfolio of proprietary technologies and equipment. Our ability to analyze security needs and design and manufacture systems to satisfy those needs differentiate us from the preponderance of entities in the industry which do not have such capabilities. We are often engaged by security system integrators, security system dealers/installers, and commercial architects and engineers because we are able to deliver the integrated platform of design and engineering services along with the security systems that support the requirements for the completion of a project.

      The Security Industry. The Security Institute of America estimates that the worldwide market for security products and services exceeds $100 billion annually. We believe that the security industry has experienced significant growth over the last decade, both in terms of the total dollar amount generated from sales and the number of entrants offering security related products, and continues to grow rapidly primarily because:

      o Western nations have been the target of high profile terrorist attacks over the last several years that have squarely focused attention on security issues and threat mitigation.

      o The continued growth of the United States prison population over the last decade has forced States to add 351 adult correctional facilities and more than 528,000 prison beds.

      o Newer, more effective and efficient security equipment incorporating advancements in security technology is replacing obsolete equipment.

      o The proliferation of computers and advanced communications systems has created a new and growing need for information technology security to prevent the misuse of proprietary information and other intellectual property.

      o Private industry is operating in high risk and remote environments and geographic locations.

      Our Products and Services.

            Our products include:

            o     Command, Control and Communications Networks.

            o     Facial Recognition Systems.

            o     Infrared Intrusion Detection Systems.

            o     Fiber Optic Intrusion Detection Systems.

            o     Video Motion Detection Systems and Video Assessment Systems.

            o     Electronic Surveillance Systems.

            o     Architectural Security Lighting Systems.

            o     Computer Intrusion Detection Equipment.

            o     Asset and Personal Protection Systems.

            o     Access Control Systems.

      We manufacture and assemble our products at our facilities in New Jersey and Alabama.

      Our consulting services are an integral part of the products we offer. Once we complete a risk management analysis and have examined the risks that challenge a client, we can design, develop and implement an integrated security program to or add new systems to enhance a client's existing program. We combine our various consulting services with our proprietary products and installation services to provide comprehensive turn-key security programs to customers. Our consulting services comprise:

      o risk assessment, including threat, vulnerability and criticality analysis; and

      o     design and engineering support services.

      Target Markets. Our sales efforts target the following markets:

            o     the United States Government, its agencies and departments;

            o     large industrial facilities and major office complexes;

            o energy facilities, including nuclear plants, power utilities and petrochemical pipelines;

            o     commercial airports;

            o     commercial seaports;

            o     correctional facilities; and

            o     foreign/export opportunities.

      Marketing. We market our products through:

      o our management team and sales and marketing personnel, each of whom possesses many years of experience in the security industry and who market our products directly to end-users and to providers of integrated security systems, security systems dealers/installers, engineers and other entities that may be engaged to implement a security system on behalf of a client

      o our corporate partners in each of the industries which comprise our target markets with which we have entered into teaming, representative and joint venture relationships;

      o a worldwide network of dealers/sales representatives that allow us to maintain a presence in 25 countries.

      Growth Strategy. In order to achieve a sustainable growth rate, we intend to:

      o     add marketing personnel;

      o     expand our base of dealers/installers worldwide;

      o     design and develop new security systems;

      o license new and emerging technologies having application in the security industry;

      o     upgrade existing products; and

      o     develop a recurring revenue stream.

      Our Clients. During the past five years we have provided products to approximately 40 clients, including in connection with the following the following projects:

Government Facilities           Nuclear Power Stations          US Military Installations
---------------------           ----------------------          -------------------------
Strategic Petroleum Reserves    Tennessee Valley Authority      Cape Canaveral Air Station
Sandia National Laboratories    Duke Power and Engineering      US Navy Nise East
Lawrence Livermore National     Korea Electric Power Company    US Navy Seal Beach
Laboratory

Commercial Facilities           Industrial Facilities           Correctional Facilities
---------------------           ---------------------           -----------------------
Bechtel National                Exxon Corporation               Sing Sing Correctional
TRW Data Systems                Saudi Chevron                   Facility
Chubb Hong Kong                 Rabigh/ITT                      New York Downstate
Pfizer Pharmaceutical                                           Correctional

Corporate Information.

      Our corporate headquarters are located at 790 Bloomfield Avenue, Building C, Suite 1, Clifton, New Jersey 07012, our telephone number is (973) 574-8555 and our facsimile number is (973) 574-8562. Our web address is www.ecsi@anti-terrorism.com. We maintain manufacturing and administrative facilities in Madison, Alabama.

The Offering

Common Stock Offered by
the Selling Shareholders.....     2,151,625 shares of common stock.

Use of Proceeds..............     We will not receive any proceeds from the sale
                                  of any of these shares.

Risk Factors.................     The common stock offered by this Prospectus is
                                  speculative and very risky. You should
                                  carefully consider the risk factors contained in this Prospectus before investing. See the Risk Factors section starting on page 8 for a more complete discussion of the risks associated with an investment in our stock.

Selected Financial Data

      The selected financial data for ECSI at and for the year ended June 30, 2001 is derived from and should be read in conjunction with our audited financial statements and notes hereto included elsewhere in the Prospectus. The selected financial data for the nine months ended March 31, 2002 and March 31, 2001 are derived from and should be read in conjunction with our unaudited condensed consolidated financial statements included elsewhere in the Prospectus. In the opinion of management, the unaudited condensed consolidated financial statements include all material adjustments, consisting of only normal, recurring adjustments, necessary for the fair presentation of the financial position and results of operations for the period. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and accompanying notes, which are included elsewhere in this Prospectus.

                         TABLE APPEARS ON FOLLOWING PAGE

                                                               Year                          Nine Months
                                                              Ended                             Ended
                                                             June 30,                         March 31,
Statement of operations data:                         2000             2001             2001             2002
                                                      ----             ----             ----             ----
Revenues                                           $1,847,137       $5,226,901       $4,564,923       $1,888,913
Cost of revenues                                    1,012,979        2,711,809        2,268,571          934,439
                                                    ------------------------------------------------------------
          Gross profit                                834,158        2,515,092        2,296,352          954,474

 Selling, general and administrative expenses         843,042        1,306,873        1,098,395          732,996
 Stock based compensation                                  --               --               --           69,206
                                                    ------------------------------------------------------------
          Income (loss) from operations                (8,884)       1,208,219        1,197,957          152,272
Other (income) expenses
     Interest expense                                  30,583           51,638           56,268           44,191
     Interest income                                       --           (5,285)          (4,878)          (7,223)
                                                    ------------------------------------------------------------

Income (loss) before provision (credit)
for income taxes                                      (39,467)       1,161,866        1,146,567          115,304
     Provision (credit) for income taxes              (90,400)         388,500          434,000           44,200
                                                    ------------------------------------------------------------
Income before cumulative effect of
accounting change                                      50,933          773,366          712,567           71,104
     Cumulative effect of accounting changes           59,200               --               --               --
                                                    ------------------------------------------------------------
Net income (loss)                                      (8,267)         773,366          712,567           71,104
Deemed dividends on series A
convertible preferred stock                                --               --               --          142,922
                                                    ------------------------------------------------------------
Net income (loss) attributable to common
stockholders                                          ($8,267)        $773,366         $712,567         ($71,818)
                                                    ============================================================

Net income (loss) per share:
     Basic                                             ($0.00)           $0.21            $0.20           ($0.02)
     Fully diluted                                      (0.00)            0.20             0.20            (0.02)
Weighted average number of                                  *                *
        common shares and equivalents:
     Basic                                          3,743,807        3,686,780        3,599,890        3,836,048
     Fully diluted                                  3,743,807        3,896,780        3,599,890        3,836,048

*     Restated to give retroactive effect for stock dividend in October 2001

Balance Sheet Data:                             June 30, 2001     March 31, 2002
  Working capital                                  $  768,948         $2,496,608
  Total assets                                      1,976,825          3,391,107
  Total liabilities                                 1,297,282            856,944
  Total stockholders' equity                       $  679,543         $2,534,163

                  EXPLANATION ABOUT FORWARD-LOOKING INFORMATION

      This Prospectus contains "forward-looking statements," as that term is defined by federal securities laws, that relate to our financial condition, results of operations, plans, objectives, future performance and business. These statements are frequently preceded by, followed by or include the words "believes," "expects," "anticipates," or similar expressions. These forward-looking statements involve certain risks and uncertainties, and whether those risks and uncertainties occur or develop adversely, our actual results may differ materially from those contemplated by such forward-looking statements. In the section of the Prospectus entitled "Risk Factors" we have summarized a number of the risks and uncertainties that could affect the actual outcome of the forward-looking statements included in this Prospectus. We advise you not to place undue reliance on such forward-looking statements in light of the material risks and uncertainties to which they are subject.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below in addition to the other information presented in this Prospectus or incorporated by reference into this Prospectus before deciding to invest in the stock covered by this Prospectus.

RISKS RELATED TO OUR BUSINESS

Risks of doing business in foreign countries.

      During the years ended June 30, 2001 and 2000, we generated approximately 10% and 40%, respectively, of our business from projects which were performed outside the United States. Our international business operations are subject, generally, to the financial and operating risks of conducting business internationally, including:

      o unexpected changes in, or impositions of, legislative or regulatory requirements;

      o potential hostilities and changes in diplomatic and trade relationships; and

      o     political instability.

      One or more of such factors could materially impact our business and results of operations could suffer.

We depend on our relationships with strategic partners as a source of business and our business and results of operations could suffer if these relationships are terminated

      We have entered into strategic partnerships or teaming arrangements with several large multinational corporations that promote our products and services and incorporate our products into their projects. These strategic partners include The Aerospace Corporation; Duke Engineering & Services, Inc.; Horne Engineering Services Inc.; Jacobs Engineering.; HAZ-X

Holdings, Ltd.; Lau Technologies; Hyperdyne Inc.; Sensormatic Inc., Media 3 Incorporated; and TRW Systems Integration Group. In the event that we are unable to maintain these strategic relationships for any reason, our business, operating results and financial condition could be materially adversely affected.

We compete against entities that have significantly greater name recognition and resources than we do, that may be able to respond to changes in customer requirements more quickly than we can and that are able to allocate greater resources to the marketing of their products.

      The security industry is highly competitive and has become more so over the last several years as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide ranging and fragmented group of product and service providers, including security equipment manufacturers, providers of integrated security systems, systems integrators, consulting firms and engineering and design firms and others that provide individual elements of a system, some of which are larger than us and possess significantly greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products that meet customer requirements or are otherwise superior to our products and may be able to more effectively market their products than we can because of the financial and personnel resources they possess. We can not assure investors that we will be able to distinguish our self in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially and adversely affected.

We are dependent on third party suppliers for principal components used in our products, and disruptions in supply or significant increases in component costs could materially harm our business.

      We rely on third parties to supply several key components utilized in the manufacture of our products. Our reliance on suppliers involves certain risks, including a potential inability to obtain an adequate supply of required components, price increases, timely delivery and component quality. Although to date, we have not experienced any disruption in supplies of components, we can not assure you that there will not be a disruption of our supplies in the future. Disruption or termination of the supply of these components could delay shipments of products and could have a material adverse affect on our business, operating results and financial condition.

      During the fiscal year ended June 30, 2001, we generated 85.6% of our revenues from goods sold to and services rendered for four prime contractors to the Department of Energy and any loss or diminution of revenues generated from contracts performed for the Department of Energy would have a negative adverse effect on our business.

      During the fiscal year ended June 30, 2001, revenues generated from projects completed for the Department of Energy through four different prime contractors accounted for 85.6% of our revenues. This customer accounted for approximately 71% of our revenues during fiscal

2000. The loss of or diminution of business from this customer could have a material adverse effect on our business, financial condition and results of operations.

All of our orders and contracts may be cancelled so there is a risk that our backlog may not be fulfilled.

      All of our orders and contracts are subject to cancellation by our customers at any time so we cannot be certain that our backlog will be fulfilled.

Because our sales tend to be concentrated among a small number of customers, our operating results may be subject to substantial fluctuations. Accordingly, our revenues and operating results for any particular quarter may not be indicative of our performance in future quarters, making it difficult for investors to evaluate our future prospects based on the results of any one quarter.

      Given the nature of our customers and products, we receive relatively large orders for products from a relatively small number of customers. Consequently, a single order from one customer may represent a substantial portion of our sales in any one period and significant orders by any customer during one period may not be followed by further orders from the same customer in subsequent periods. Our sales and operating results are subject to very substantial periodic variations. Since quarterly performance is likely to vary significantly, our results of operations for any quarter are not necessarily indicative of the results that we might achieve for any subsequent period. Accordingly, quarter-to-quarter comparisons of our operating results may not be meaningful.

We rely on rolling forecasts when ordering components and materials from which we manufactures products which could cause us to overestimate or underestimate our actual requirements. This could cause an increase in our costs or prevent us from meeting customer demand.

      We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for such components. As a result, our component requirement forecasts may not be accurate. If management overestimates our component requirements, we may have excess inventory, which would increase our costs. If management underestimates component requirements, we may have inadequate inventory, which could interrupt manufacturing and delay delivery of products to customers. Any of these occurrences would negatively impact our business and results of operations.

Our product offerings involve a lengthy sales cycle and management may not anticipate sales levels appropriately, which could impair profitability.

      Our products and services are designed for medium to large commercial, industrial and government facilities, such as military installations, office buildings, nuclear power stations, airports, correctional institutions, energy facilities and high technology companies desiring to protect valuable assets and/or prevent intrusion into high security facilities in the United States and abroad. Given the nature of our products and the customers that purchase them, sales cycles can be lengthy as customers conduct intensive investigations of, and internally deliberate with respect to, specific competing technologies and providers. For these and other reasons, the sales cycle associated with our products is typically lengthy and subject to a number of significant risks over which we have little or no control.

      If sales in any period fall significantly below anticipated levels, our financial condition and results of operations could suffer. In addition, our operating expenses are based on anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term. As a result of these factors, a small fluctuation in timing of sales can cause operating results to vary from period to period. Moreover, operating results from quarter to quarter which are tied to the marketing and sale of our products could fluctuate widely.

Our services and reputation may be adversely affected by product defects or inadequate performance

      Management believes that we offer state-of-the art products that are reliable and competitively priced. In the event that our products do not perform to specifications or are defective in any way, our reputation may be materially adversely affected and we may suffer a loss of business and a corresponding loss in revenues.

If we are unable to retain key executives or hire new qualified personnel, our business will be adversely affected

      Our success greatly depends on our ability to retain existing management and attract key technical, sales, marketing, information systems, and financial and executive personnel. We are especially dependent on the continued services of our senior management team, particularly Arthur Barchenko and Mark Barchenko, the President, and Vice President, respectively, and our key marketing personnel. The loss of either of these persons could have a materially detrimental effect on our business. We have not entered into employment agreements with either of these persons. We do not maintain key person life insurance on any of our personnel. In addition, we are seeking to engage senior sales staff and if we fail to attract, hire or retain the necessary personnel, or if we lose the services of any member of our senior management team, our business could be adversely affected.

We engage a third party subcontractor to write software for our products and the loss of such subcontractor's services without a suitable replacement could adversely affect our business and results of operations.

      We engage a third party to write software incorporated into many of the products we sell. If we were to lose the services of this third party for any reason and were unable to retain the services of a suitable replacement, our products could become obsolete and our business, operating results and financial condition would be materially and adversely affected.

We may face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether such transactions can be located, completed and the other party integrated with our business on favorable terms.

      As part of our long-term growth strategy, we may seek to acquire or make investments in complementary businesses, technologies, services or products or enter into strategic relationships with parties who can provide access to those assets, if appropriate opportunities arise. From time to time, we may enter into discussions and negotiations with companies regarding acquiring, investing in, or partnering with their businesses, products, services or technologies. We may not identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on commercially acceptable terms or at all. Acquisitions often involve a number of special risks, including the following:

      o we may experience difficulty integrating acquired operations, products, services and personnel;

      o     the acquisition may disrupt our ongoing business;

      o we may not be able to successfully incorporate acquired technology and rights into our product offerings and maintain uniform standards, controls, procedures, and policies;

      o we may not be able to retain the key personnel of the acquired company;

      o the businesses we acquire may fail to achieve the revenues and earnings anticipated; and

      o we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that it acquires.

      We may not successfully overcome problems encountered in connection with potential future acquisitions. In addition, an acquisition could materially adversely affect our operating results by:

            o     diluting current shareholders' ownership interest;

            o     causing us to incur additional debt; and

            o forcing us to amortize expenses related to goodwill and other intangible assets.

      Any of these factors could have a material adverse effect on our business. These difficulties could disrupt our ongoing business, distract management and employees and increase expenses. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions.

Limitations on liability and indemnification matters.

      As permitted by the corporate laws of the State of New Jersey, we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our By-Laws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

RISKS RELATED TO OUR STOCK

We may issue additional shares of our common stock which would reduce investors' percent of ownership and may dilute our share value.

      Our Certificate of Incorporation authorizes the issuance of 15,000,000 shares of common stock. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

We have outstanding a class of Series A Convertible Preferred Stock which has preferences over the common stock as to dividends, and liquidation distributions, among other rights.

      As of the date of this Prospectus, we have issued 1,000,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") and have warrants outstanding entitling the holders to purchase an additional 93,797 shares of said class of stock . The Series A Preferred Stock affords holders a preference to assets upon liquidation, a cumulative annual dividend and is convertible into shares of Common Stock, all of which rights impact the outstanding shares of common stock. The Series A Preferred Stock's right to annual dividends make less likely the possibility that we will declare dividends on the common stock. In the event of a liquidation of the Company's assets, holders of Series A Preferred Stock will have a right to receive as a liquidation payment any remaining assets of the Company prior to any distributions to holders of the common stock and the holders of the Series A Preferred Stock may be able to block actions otherwise approved by the holders of the common stock if such action is adverse to their rights. In addition, holders of common stock will suffer dilution upon any conversion of the Series A Preferred Stock which could reduce the market value of the common stock.

We are authorized to issue 3,900,000 additional shares of non-designated preferred stock which we may issue from time to time by action of the board of directors.

      Our Certificate of Incorporation authorizes the issuance of 3,900,000 additional shares of preferred stock. The board of directors has the authority, without further approval of our stockholders, to issue preferred stock, having such rights, preferences and privileges as it may determine. The board of directors may designate any or all of these shares without shareholder consent and may afford such voting and other preferences which designations may give the holders of the preferred stock voting control and other preferred rights such as to liquidation and dividends. The authority of the board of directors to issue stock without shareholder consent may have a depressive effect on the market price of our common stock even prior to any designation or issuance of the preferred stock.

      The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the common stock and thereby reduce the value of the common stock. The designation and issuance of preferred stock favorable to current management or shareholders could make the possible takeover of us or the removal of our management more difficult and discourage hostile bids for control of us which bids might have provided shareholders with premiums for their shares.

The market price of our common stock is influenced by many factors and may fluctuate widely as a result of factors beyond our control.

      Prices for our common stock could fluctuate widely and will be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of the industry in which we operate and our products, and general economic and market conditions. Factors which could cause fluctuation in the price of our common stock include:

            o     conditions or trends in the industry;

            o     failure to keep pace with changing technology;

            o     costs associated with developing new products and services;

            o cost associated with marketing products and services may increase significantly;

            o     the timing of sales and the recognition of revenues therefrom;

            o government regulations may be enacted which effect how we do business and the products which may be used at government facilities;

            o     downward pressure on prices due to increased competition;

            o     changes in our operating expenses;

            o     sales of common stock;

            o     actual or anticipated variations in quarterly results; and

            o     changes in financial estimates by securities analysts.

      Fluctuations caused by these and other factors could cause our business to suffer.

Selling securityholders may sell securities at any price or time, which could have an adverse affect on the market price of our common stock.

      After effectiveness of this registration statement, the non-affiliated selling shareholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. The timing of sales and the price at which the shares are sold by the selling shareholders could have an adverse effect upon the public market for the common stock, should one develop. See "Plan of Distribution."

Shares eligible for future sale.

      On the effective date of the registration statement of which this Prospectus forms a part, after giving effect to the issuance of common stock being registered herein upon the conversion or exercise of certain convertible securities, we will have a total of 6,033,753 shares of common stock outstanding, of which 4,242,693 shares will be freely tradable without restriction by or further registration under the Securities Act of 1933, as amended. The remaining shares are held by our officers, directors and affiliates and are "restricted securities" which may be sold only in compliance with Rule 144 under the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefor may sell, in brokers' transactions or to market makers, a number of shares not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. At such time as an officer, director or affiliate has held the shares for a period of in excess of two years, he will be entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 commencing three months after he ceases to be an affiliate. All but 109,900 of the shares of common stock held by our affiliates were issued more than two years ago.

      Sales of a significant number of shares of common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Because our common stock price is below $5.00, brokers dealing in the stock are subject to additional rules and regulations.

      The SEC has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock is at this time a "penny stock." As such, our common stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell our common stock to other than established customers and accredited investors. The "penny stock" rules may restrict the ability of broker/dealers to sell our common stock and accordingly affect adversely its liquidity in the hands of investors.

Additional shares of common stock entering the market pursuant to Rule 144 without additional capital contribution could decrease the public trading price of the common stock.

      An increase in the number of shares of common stock available for public sale without any increase to our capitalization could decrease the market price of our common stock. After a one-year holding period restricted shares of common stock will become eligible for trading pursuant to Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission without any additional payment to the Company or any increase to our capitalization.

                                 USE OF PROCEEDS

      The selling shareholders are offering the shares covered by this Prospectus for their own accounts. We will not receive any proceeds from the sale by them of their shares of common stock.

                                 DIVIDEND POLICY

      To date, we have not declared or paid any cash dividends on our common stock. Our present plan is to retain earnings, if any, for use in our business. However, pursuant to the designation of rights relating to the Series A Convertible Preferred Stock ("Series A Preferred Stock"), holders of the Series A Preferred Stock, are entitled to receive dividends at a rate of ten percent (10%), or $.20 per share, per annum, payable quarterly (payable in cash or shares of common stock valued at a price of $2.00 per share), which are fully cumulative, in that they shall automatically accrue and accumulate on the shares of Series A Preferred Stock. The dividends on the Series A Preferred Stock are payable only when, as and if declared by the Board of Directors out of funds legally available therefore.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read with "Selected Financial Data" and our financial statements and notes included elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as applying to all related forward-looking statements wherever they appear in this Prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

Results of Operations

Nine Months Ended March 31, 2002 ("2002 period") Compared to Nine Months Ended March 31, 2001 ("2001 period").

REVENUES. The Company reported revenues of $1,888,913 for the 2002 period, as compared to revenues of $ 4,564,923, for the 2001 period. The revenues reported in the 2001 period were largely due to shipments on a Department of Energy (DOE) project that was completed in April 2001. The decrease in sales in the 2002 period, are directly attributable to the horrific action that took place on September 11, 2001. Certain projects in the Company's backlog as well as committed orders were placed on hold due to funding restrictions effecting certain government agencies and delays in obtaining the approval of final release dates. Although September 11 had a negative impact on revenue for the 2002, the Company has experienced a sharp increase in the number of inquiries for its products and services. Third quarter fiscal 2002 proposals increased in number by 300% over the same period in fiscal 2001 and by 1,000% in dollar value. In addition, the Company's backlog of signed contracts has increased to approximately $3.5 million and contract commitments for approximately $4.5 million which it expects to be released and shipped over the next fifteen months.

GROSS MARGINS. Gross margins in the 2002 period were 50.53% of revenues as compared to 50.30% of revenues in the 2001 period. This increase is primarily due to the sale of higher gross margin products and services in the period.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased in the 2002 period to $732,996, as compared to $1,098,395 in the 2001 period. The decreases in 2002 are primarily the result of lower sales commissions related to the sales volume and lower legal fees as a result of the Company's settlement of its lawsuit. In addition, the Company settled approximately $100,000 of old accounts payable for $44,000 in the 2002 period.

STOCK BASED COMPENSATION. Stock based compensation was $69,206 in the 2002 period and $41,568 for the quarter ended March 31, 2002. The Company had no stock based compensation in the prior year. In the 2002 period, the Company issued stock and stock options to various consultants valued at approximately $700,000. This amount is being amortized over the related service periods.

INTEREST EXPENSE. Interest expense in the 2002 period was $44,191, As compared to $56,268 for the comparable period in 2001. The decrease was attributable to lower interest rates in the 2002 period.

INCOME TAXES. The provision for income taxes does not result in any income taxes currently payable, since tax expense is fully offset by the benefit of net operating loss carryforwards.

NET INCOME (LOSS). The Company reported net loss attributable to common stockholders for the 2002 period of $(71,818), or $(.02) per share on both a basic and diluted basis, as compared to net income attributable to common stockholders of $712,567, or $.20 per share on both a basic and diluted basis for the 2001 period. The 2002 period contained amortization of the deemed dividend on Series A Convertible preferred stock and an offsetting increase in additional paid-in capital of $142,922 to reflect the beneficial conversion price of the preferred stock issued in the period as compared to the prevailing market value of the common stock. The Company reported net income for the 2002 period of $71,104, as compared to net income of $712,567 for the 2001 period.

Year Ended June 30, 2001 ("Fiscal 2001") Compared to Year Ended June 30, 2000 ("Fiscal 2000").

NT REVENUES. The Company reported net revenues of $5,226,901 for fiscal 2001, an increase of $3,379,764, or 183% over revenues reported for fiscal 2000 period. This increase is primarily due to shipments on a Department of Energy (DOE) project in fiscal 2001. The DOE project was completed in April 2001.

GROSS MARGINS. Gross margins increased in fiscal 2001 to 48.1% of net revenues as compared to 45.2% of net revenues in fiscal 2000. This increase is primarily due to the absorption of fixed manufacturing costs by the increased sales volume and the sale of higher gross margin products and services in the period.

SELLING GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased in fiscal 2001 to $1,306,873, as compared to $843,042 in fiscal 2000. The increases in 2001 were attributable to increases in sales commissions, travel, advertising and sales promotion related to the increase in sales volume. The Company also incurred higher professional fees related to certain litigation.

INTEREST EXPENSE. Interest expense in fiscal 2001 was $51,638, an increase of $21,055 over fiscal 2000, which was $30,583. The increase was attributable to the use of the bank line of credit.

INCOME TAXES. The credit for income taxes in fiscal 2000 was due to the recognition of the tax benefits of net operating loss carryforwards.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE. In fiscal year 2000, the Company wrote off $102,000 of previously deferred startup costs in accordance with SOP 98-5, which prohibits the capitalization of such costs.

NET INCOME (LOSS). The Company reported net income for fiscal 2001 of $773,366, or $.21 and $.20 per share on a basic and diluted basis, respectively, as compared to a net loss of $(8,267), or $(.002) per share on a basic and diluted basis for fiscal 2000.

Liquidity and Capital Resources

At March 31, 2002, the Company had working capital of $2.5 million compared to $768,948, at June 30, 2001. In addition, the Company had $795,635 of cash, cash equivalents and marketable securities as compared to $927 at June 30, 2001. This improved working capital position resulted primarily from the private placement of preferred stock in January to March 2002 that raised $1,682,244 in net cash proceeds

Net cash used by operating activities for the nine months ended March 31, 2002 was $779,557. Net cash provided by operating activities for the year ended June 30, 2001 was $493,557.

Investing activities for the 2002 period included purchases of $65,697 for software and equipment. The Company does not have any material commitments for capital expenditures. In November 2001, the Company accepted the return equipment that it had previously sold, from a customer, as a payment against unpaid accounts receivable. The equipment, valued at approximately $153,000, will be used by the Company for system factory testing, monitoring and offsite support services. Investing activities for the year ended June 30, 2001 including purchases of $18,959 for equipment and $24,000 for a licensing fee.

Financing activities in the 2002 period included raising net proceeds from the private placement of preferred stock totaling $1,682,244, proceeds from the exercise of warrants and options totaling $28,760, proceeds from additional bank loans of $193,999, and repayment of the various debt obligations, including loans from officers totaling $269,347. Financing activities for the year ended June 30, 2001 consisted primarily of repayments of the Company's revolving credit line, bank overdraft, notes payable and loans from shareholders for a total of $441,119. In addition, the Company re-purchased 100,000 shares of its common stock for $10,000.

The Company has available a revolving line of credit for up to $500,000 which is due to expire in November 2002. The line bears interest at the rate of 1% above prime and is secured by substantially all of the assets of the Company and the personal guaranty of Arthur Barchenko. In addition, the Company has a five-year $500,000 term loan in the amount that bears interest at the rate of 7.5% per annum.

The Company anticipates that cash on hand together with cash generated from operations, as final release dates on backlog are obtained and available borrowings under its line of credit will be sufficient to provide for its working capital needs for the next twelve months.

                                    BUSINESS

Security Industry Overview.

      The Security Institute of America estimates that the worldwide market for security products and services exceeds $100 billion annually. The industry encompasses a wide ranging, highly fragmented group of product and service providers which includes entities that market comprehensive security systems and offer security consulting services, dealers/installers, small single product companies, equipment manufacturers, consultants and systems integrators.

      We believe that the security industry has experienced significant growth over the last decade, both in terms of the total dollar amount generated from sales and the number of entrants offering security related products, and continues to grow rapidly because:

      o Western nations have been the target of high profile terrorist attacks over the last several years that have squarely focused attention on security issues and threat mitigation.

      o The continued growth of the United States prison population over the last decade has forced States to add 351 adult correctional facilities and more than 528,000 prison beds.

      o Newer, more effective and efficient security equipment incorporating advancements in security technology is replacing obsolete equipment.

      o The proliferation of computers and advanced communications systems has created a new and growing need for information technology security to prevent the misuse of proprietary information and other intellectual property.

      o Private industry is operating in high risk and remote environments and geographic locations.

Our Business

      We provide technology based security solutions and consulting services for medium to large government and commercial facilities worldwide. We:

            o prepare threat and vulnerability studies to ascertain a clients' security requirements;

            o     devise solutions to satisfy these security requirements;

            o engineer and design the equipment and systems required to achieve a security solution;

            o manufacture and assemble each system within the context of an integrated security program;

            o provide technology support and integrated systems platforms to security systems integrators;

            o manage the construction and implementation of the security system; and

            o train our clients' personnel to use and maintain the security systems we market.

      We believe that we are one of the few truly integrated providers of security solutions in the industry. In our view, the most critical aspects of designing a comprehensive security program encompasses ascertaining the security challenges confronting a client and applying the proper technology and equipment to address the security risk. We seamlessly coordinate our risk management and analysis expertise with our extensive design and engineering skills to develop, manufacture and install systems and components that create a normal yet secure environment for employees, visitors and service personnel. Our security programs incorporate various systems from our portfolio of proprietary technologies and equipment. We select systems that we have designed to meet conventional security requirements facing clients or, as necessary, design, develop and manufacture systems customized for clients' specific needs. We provide a range of programs and systems that include turn-key security solutions or individual systems. When we are engaged to provide a comprehensive turnkey security program, we retain subcontractors to install our systems and products under the supervision of our project managers. When we provide products and services as a subcontractor to a systems integrator, dealer/installer, engineer or other entity that is implementing a security project, we may use their employees or contractors to complete our portion of the job under the direction of one of our project managers. As necessary, project managers train our clients with respect to the use of our systems.

      The preponderance of companies designated as integrated security systems providers are essentially security systems architects. These entities examine a client's security needs and then select products from an existing array of security product offerings developed and manufactured by third parties to create a security system. They then integrate the security systems they have designed into the master blueprint of a site or structure. These entities are constrained by and limited to the product offerings of others. They do not have the capacity to engineer or design technologies, nor do they manufacture equipment; rather, they recommend and apply technologies to meet a specific threat. In some cases, they rely on security systems manufacturers to select the proper equipment for a given project.

      We differentiate ourselves from security systems integrators and others in the industry on the basis of our ability to assist the integrator, analyze a security risk and help develop security solutions specifically tailored to mitigate that risk, including designing, engineering and manufacturing the individual technologies comprising a fully integrated security system. We are frequently engaged by security system integrators, security system dealers/installers, and commercial architects and engineers because we are able to deliver the integrated platform of design, engineering services and fully integrated security systems that support them in the completion of a project.

      During 2000, we achieved ISO 9001 certification. ISO 9001 certification is an internationally accepted standard of design and manufacturing quality control. The certification signifies to clients that our products are of the highest quality and allows clients to purchase our products with confidence that they will perform as advertised. On April 30, 2002, we successfully completed a second ISO 9001 surveillance audit.

Products and Services.

      The services and technologies required to create a secure environment must address the gamut of security concerns that challenge public and commercial institutions, including the protection of:

            o     life;

            o tangible assets, such as buildings, vessels and personal possessions;

            o intangible assets, such as intellectual property, sensitive research and other confidential information; and

            o     electronic data and information technology.

      Systems and Technologies

      Integrated security systems are comprised of one or more subsystems and components that perform a variety of security functions for a facility or group of facilities under the direction of a single command center and communications network. We offer both integrated, turn-key security programs that incorporate any or all of our systems and stand-alone systems that comprise an individual component of a security program.

      The integrated security systems we market encompass:

      o Computer Based Command, Control and Communications Networks. The Command Network is the heart of any security system. Our comprehensive PC based command center and communications networks consist of a central processor, a common database and software that link various subsystems and components, allows them to communicate with each other and integrate the subsystems and components into a single system. Our communications networks operate in real time and employ on-line dual redundant back-ups. Our systems are expandable and modular, can be operated by the user's own computer personnel and can transmit voice, video and alarm data on a single fiber optic, copper or twisted pair wire. These systems can be configured to operate on an Ethernet network (a connection protocol for local area computer networks), dedicated telephone lines, by radio frequency communications and satellite communication links. The subsystems that comprise an integrated security system are described below.

o Facial Recognition Systems. We offer facial recognition systems, a biometric technology that identifies humans by the unique characteristics of their faces. These systems can be used by both identification and verification systems for face comparisons made in real-time. Identification involves a one-to-many comparison of an individual's face against all faces in a database in order to determine identity; and verification is characterized as a one-to-one match of an individual's face to his or her stored image for the purpose of confirming identity. Our face-recognition technology is capable of both rapid and accurate real-time acquisition as well as its scalability to databases containing millions of faces. This technology can be utilized for virtually any application that requires identification or verification of an individual, including law enforcement, at airports and other large public gathering places, and site and building entry.

o Infrared Intrusion Detection System. We offer fixed location and rapid deployable infrared perimeter intrusion detection systems that consist of pulsed infrared sensors that detect an intruder passing through the system's electronic pulsed infrared beams and automatically transmit an alarm signal to the control center as to the exact zone of intrusion. These systems are self diagnostic, in that they can differentiate environmental conditions (snow, fog, leaves or small animals) from intruders. The rapid deployment system employs a self-contained power source and requires no interconnecting wiring and can be used for immediate protection of field sites.

o Fiber Optic Intrusion Detection System. We market a fiber optic sensor cable which can be attached to any barrier, including a fence, wall or roof line, buried in the ground or used beneath carpeting, above drop ceilings, imbedded in walls, or on any fixed surface. The expanded alarm discrimination and sensitivity control features of this system allows a user to fine tune the system and set the desired probability of detection (i.e., sensitivity to certain conditions or intrusions) thereby fully optimizing a sensor to its environment. This feature minimizes nuisance alarms. The fiber optic sensors used in the system are immune to most external electronic impulses such as radio frequency emissions, static electricity (including lightning), and moisture and ambient temperature variations. Fiber optic detection systems can be equipped with audio "listen-in" capability from each fiber optic sensor to permit quick assessment of alarm conditions.

o Video Motion Detection Systems and Video Assessment Systems. As an adjunct to our fiber optic detection and infrared perimeter intrusion detection systems, we offer video surveillance equipment to ascertain the nature of, and monitor, the announced threat. The sole purpose of a perimeter detection system is to reliably sense an intrusion into a prescribed physical area. The video aspect of the system allows the operator to make a visual corroboration of the breach, to determine whether the breach constitutes a threat requiring a response, or whether the alarm represents something less (e.g., a deer), and the extent of the threat (e.g., one man or ten men). Our video motion detection systems are designed and constructed for both indoor and outdoor intrusion detection by using closed circuit television ("CCTV") cameras, digital processing and fiber optic links.

o Electronic Surveillance System. This system detects intruders before they reach the perimeter of a secured zone. The system creates a 15-to 20-meter detection and verification band outside and parallel to a secured perimeter. This system can be used for border control, military bases, power stations, oil and gas storage facilities, nuclear power plants, industrial sites, prisons and airports or other situations with high-level security demands.

o Architectural Security Lighting Systems. A significant component of any security system includes proper and effective lighting of the area to be protected. As a complement to our security systems, we offer lighting systems which can enhance a facility's security by illuminating areas which otherwise may be subject to infiltration because of darkness or remote location at some distance away from a facility's main security center. Our lighting systems can be designed for interior and exterior use and can be integrated directly into the security system, for example, by mounting infrared perimeter detection system sensors into custom lighting bollards.

o Computer Intrusion Detection Equipment. We offer an information technology security system designed to protect computer local area networks (a series of linked computers which we refer to as a "LAN") from illegal external access via the Internet or persons seeking to splice into the LAN's hard wiring. The system identifies an unauthorized access to a LAN and annunciates the intrusion. Any unauthorized access to the LAN will alert the user to shut down the network, thereby denying the intruder access to sensitive or confidential information. A graphical map details the location of the alarm and other pertinent information relating to the intrusion.

o Asset and Personal Protection Systems. We market (i) systems designed to protect vehicles and vessels by installing or affixing a small global positioning system device which tracks the position of the asset anywhere in the world in real time, (ii) a radio frequency unit which can be affixed to an asset such as a computer or other valuable piece of property and transmits a unique electronic signature to the owner's computer which identifies the property which is automatically activated if the property is moved or tampered with, and (iii) a line of personal alarm systems which permit individuals to signal for assistance instantly and which identifies and locates the person in seconds.

o Access control systems: The access control systems we offer are designed to exclude unauthorized personnel from specified areas and provide access control that is typically card-activated. Entry and exit activity can be monitored or recorded and may be controlled on the basis of time and authority level. Many companies manufacture these systems and we purchase them from these entities based upon our client's requirements.

      In order to provide our clients with the highest quality and most advanced systems, we incorporate into our security systems technologies and products developed or owned by other entities. We frequently enter into technology transfer agreements covering the technologies or products to be used so that we can design and execute the best possible security program for a client within the confines of their security budget. Our products incorporate state of the art components that can be configured to develop flexible systems tailored specifically to meet the needs of risk mitigation in high threat environments.

      We believe that the products we offer are qualitatively comparable to or more effective than those offered by our competitors because our products:

o     provide low nuisance and false alarm rates;

o     are reliable in virtually any environmental conditions;

o     in many cases, can be user specified and adapted to their environment; and

o     are subject to low installation and maintenance costs.

      We believe that we have built a reputation as a leading edge provider of high technology security solutions and services. Our view is shared and supported by the many international public sector and commercial clients that engage our services and purchase our products on a continuing basis.

      Consulting Services

      The consulting services we provide are an integral component of the security solutions we devise and offer to our clients. Effective and efficient use of technology can be achieved only if the technology is used intelligently. In our many years in the security industry, the members of our management and sales teams have accumulated the experience necessary to allow us to:

      o conduct a risk assessment and vulnerability study to ascertain a client's security requirements to develop a comprehensive risk management and mitigation program;

      o     design comprehensive turn-key security solutions to customers;

      o     select the most capable products for a particular job;

      o     implement the security system blueprint; and

      o train our clients as to how to most effectively use and maintain that system.

      Our consulting and advisory services generally represent the first step in the development of a security program. Once we complete a risk management analysis and have examined the threats that challenge a client, we can design, develop and implement an integrated security program or to add new systems to enhance a client's existing program. We combine our various consulting services with our proprietary products to provide comprehensive turn-key security programs to customers.

      Our team of security advisors combines expertise in the design, integration, installation, and testing of state-of-the-art intrusion detection and assessment systems. We possess unmatched experience in security systems requirements assessments, "adversary perspective" penetration analysis, use of Department of Energy and military-developed threat modeling systems, and interactive, integrated systems performance testing of total protection strategies. The testing involves not only systems, but the human operators who must assess intrusions and generate responses, and the security forces that must successfully interrupt adversary actions and prevent theft or sabotage. Our security advisors are technically accomplished and fully familiar with the latest trends in planning, programming, and designing systems utilizing standard peripheral components, mini/micro architecture, "user friendly" software/firmware selection and application. Many of our security advisors have the government highest security clearances.

      The result for the customer is an integrated, interactive process by which our vulnerability/threat/penetration analysts can examine existing and/or candidate systems, and determine levels of risk then consult with our systems design experts to determine systems configurations and human operation requirements that will provide the most cost-effective options for mitigating the risk.

      We work closely with the architect, engineer, system integrators, construction manager, and owner of a site in the development and design of security monitoring and control systems that will afford a normative but secure environment for management, staff, and visitors. Our design experts have unequalled knowledge of the various technologies (both mature and emerging) being applied to security challenges, both in the U.S. and around the world, because they have been, and continue to be, intimately involved in developing "turnkey" security systems for the U.S. government facilities including the Department of Defense, Department of Energy, Nuclear Regulatory Commission and licensed utilities, and State Department-approved foreign government facilities (such as the new international airport in South Korea). Our staff also has provided airport security assessment assistance in the U.S. and overseas, applying its signature "adversary perspective" to achieve meaningful analysis/testing results.

      Our consulting services comprise:

      o risk assessment, including threat, vulnerability and criticality analysis;

      o     design and engineering support services.

            Risk Assessment, Threat, Vulnerability and Criticality Analysis Consulting Services.

      We believe that timely preparedness against potential threats is an essential component of any security program. We assist organizations in preparing for potential threats by identifying, assessing, and quantifying the risks they face. The risk management analysis we offer encompasses three elements:

      o Threat Assessment which identifies and evaluates threats based on various factors, including capability and intentions as well as the potential harm a threat poses.

      o Vulnerability Assessment which identifies weaknesses that may be exploited by potential interlopers and suggests options to eliminate or mitigate those weaknesses.

      o Criticality (importance) Assessment which identifies and evaluates an organization's assets based on the importance of its mission or function, the group of people at risk, or the significance of a structure. Criticality assessments are important because they provide a basis for prioritizing which assets and structures require higher or special protection from a threat.

      In October 2001, the General Accounting Office, the investigative arm of Congress, has suggested that the federal government, as well as state and local governments and private entities adopt this risk management approach to enhance preparedness against potential security threats.

      The depth of our experience and quality of our personnel allow us to undertake detailed risk management analyses of our clients' operations to determine realistic threats, develop effective responses and programs necessary to address and mitigate the range of threats, and to implement the appropriate solutions.

            Security System Design Services.

      Our design and engineering services comprise the evaluation, design and specification of security systems and components that meet a client's operating and budgetary requirements. Typically, we provide these services within the context of a comprehensive security evaluation and implementation program in conjunction with risk management analysis. However, we also may be asked to evaluate and design a single element of a security system, such as a facial recognition system, fiber optic detection system or closed circuit television system.

      The design of a multi-function or single element security system comprises numerous steps, including:

            o ascertaining a client's security risks to determine the risks and potential threats against life and assets that challenge the client by surveying the client's premises, including its real property and physical structures, its computer and electronics systems, and its personnel;

            o considering future security requirements based upon the client's business plan; and

            o selecting technologies and systems to mitigate the risks and threats which may be encountered.

      After we have completed this analysis our staff designs a functional, efficient and effective security program that achieves the client's security requirements within its mandated budget. We draft detailed plans outlining the security program that can incorporate all of the components of the proposed security system, including all of the products we offer. When requested, we can select the most desirable components meeting the design specifications and provide clients with cost estimates and implementation schedules covering the entire undertaking. We supervise the installation of our products by subcontractors and worldwide through our network of independent dealer/sales representatives, many of which also install our products and systems.

Product Design.

      We design and develop new products based upon market requirements. We research and assess threat and vulnerability issues at selected facilities within our target markets and we design and engineer our products in-house, with outside consultants as necessary, and in conjunction with joint venture partners to meet the needs of clients within the target markets based upon the results of such research. We investigate new and emerging technologies that have application in the security industry and seek to license these technologies which we then incorporate into our products.

      We incurred design, engineering and development expenses of approximately $190,201 and $142,925 for the years ended June 30, 2001 and 2000, respectively, and $211,827 and $130,625 for the nine months ended March 31, 2002 and 2001, respectively.

Markets for Our Products.

      We have identified a number of markets for our products and have developed marketing programs to access those markets. Generally, private industry and public and government facilities possessing sensitive information, valuable assets or which otherwise may be subject to terrorist threats by virtue of the nature of their business have recognized the need to implement security measures to protect personnel and property. In many instances, laws have been enacted and judicial mandates have been handed down decreeing compliance with some minimum-security standards, airport security is a prime example. We target these entities as well as entities to which we can demonstrate the need for security measures.

      The following represent the primary markets which we target:

      o the United States Government and its agencies and departments, including the Department of Defense and the Department of Energy;

      o large industrial facilities, including pharmaceutical companies, and major office complexes;

      o energy facilities, including nuclear plants, power utilities and petrochemical pipelines;

      o     commercial airports and seaports;

      o     correctional facilities; and

      o     foreign/export opportunities.

      The United States Government and many of its agencies and departments represent a significant market for our products and have been a major customer in the past. U.S. Government and agencies which have purchased our products in the past and to which we currently actively market our products include:

            o The United States Department of Defense and a number of its subdivisions have been using our products for force and asset protection at numerous military bases and air force installations around the world. Certain of our products have been certified and included as part of the government's tested and approved technologies.

            o The United States Department of Energy, in connection with the clean-up and operation of military bases and government-owned nuclear processing facilities, offer an expansive and varied market for our products. We presently are involved with the supply and support services at 9 sites on an ongoing basis.

            o The Department of Transportation, including airports, trucking and distribution centers and marine terminals, are current target marketing objectives and our products and systems directly apply to the security needs of this multibillion market opportunity.

            o Federal Bureau of Prisons. A traditional market for our products has been correctional, justice and penal facilities. Despite the decline in the number of crimes punishable by incarceration, the prison population continues to rise as a greater percentage of convicted felons are sentenced to prison terms. During the period 1990 through 2000, the number of persons incarcerated at Federal and State facilities experienced an average annual growth of 6%. Data also shows that as of June 30, 2000, the Federal prison system was operating at 31% above capacity and 22 states were operating above capacity (the number of prisoners compared to available beds). Since 1990, States have added 351 adult correctional facilities and more than 528,000 prison beds. These new facilities represent a prime market for our products and services. We have made substantial sales to this sector of the economy in the past and will continue to direct marketing efforts to this industry.

      We have an open-ended contract with the General Services Administration
(GSA) through July 31, 2004 that allows the US government to purchase materials and services from us without having to go through a full competition.

      We also target corresponding State governments and agencies fulfilling the roles described above.

      Large Industrial Facilities and Major Office Complexes. These types of facilities, such as pharmaceutical companies, frequently house sensitive data and are the primary locations where research and product development occur. Generally, the management of the multinational corporations which own these facilities are acutely aware of security requirements to protect valuable property and data. Facilities such as these are likely to acquire integrated security packages to create a "smart building." The technologies required to create a smart building in today's environment must address life safety, power, lighting, information technology protection and other security systems to create a normal yet secure environment for employees, visitors and service personnel. We possess the expertise necessary to devise and implement integrated security platforms that satisfy these requirements.

      Energy Facilities, including Nuclear Plants, Power Utilities and Petrochemical Pipelines. Nuclear and utility power stations which house sensitive information and dangerous materials represent a large and lucrative market for our products. These entities are critical to the normal function of society and must be protected at all costs. Petrochemical, natural gas and pipeline companies, many of which operate in high risk and remote environments and geographic locations, invest huge sums in the assets necessary to operate those businesses and adopt appropriate measures to protect these investments through the acquisition of security equipment and systems.

      Commercial Airports and Seaports. Transportation infrastructure security has been at the forefront of security consciousness for many years. These risks, particularly as they apply to commercial airports, have been heightened in view of the events of the last several months and the Federal government has appropriated significant funds for the acquisition and installation of new, high technology security systems at these facilities. There are approximately 1,200 facilities in the United States which the Federal Aviation Agency has identified and mandated for security systems upgrades to be completed over the next several years and we will bid for the provision of products and services to these sites.

      Foreign/Export Opportunities. Government operations and private industries in foreign countries are all subject to the same security issues that challenge similar entities in they United States. We, along with our strategic teaming partners and international dealer/sales representatives, continue to seek to penetrate these markets. During 2000 and 2001, we generated approximately 40% and 10%, respectively, of our revenues from projects performed outside the United States. We have completed projects in numerous foreign countries including the Russian Federation, Israel, Saudi Arabia, Korea, Ukraine, Columbia, Malaysia and Hong Kong. We currently are working on projects in the Brazil, South Korea, Israel, Egypt, Bahrain, Kuwait, Turkey, Greece, a number of African countries and other nations around the world. We believe that the foreign market for our products is as strong or stronger than in the United States and we intend to continue to pursue vigorously opportunities abroad.

Marketing.

      We have developed a multi-tiered marketing plan which allows us to effectively market our products to each of the separate government and industry segments we have identified as target markets both in the United States and internationally. Our marketing strategy highlights products strengths as they apply to that particular industry.

      The primary goals of our marketing strategy are to:

      o broaden the base of potential clients to which we can market our products, and

      o     demonstrate the efficacy of our products.

      To that end, we have entered into strategic partnerships, teaming, representative and joint venture relationships with major corporations in each of the industries which comprise our target markets. Our strategic partners include The Aerospace Corporation; Duke Engineering & Services, Inc.; Horne Engineering Services Inc.; Jacobs Engineering.; HAZ-X Holdings, Ltd.; Lau Technologies; Hyperdyne Inc.; Sensormatic Inc., Media 3 Incorporated; and TRW Systems Integration Group. These entities generally enjoy a strong market presence in their respective industries and we believe that our association with these entities affords the Company and our products added credibility. These entities frequently subcontract our services and purchase our products for use in connection with larger projects they are performing for their clients.

      Members of our management team have many years of experience in the security industry. Each member of the management team is assigned an industry area and makes direct contact with, and sales proposals to, government and commercial organizations in that area. We attempt to cultivate and maintain relationships and contacts with employees of each of the major government agencies encompassing our target markets. In addition, we rely on our teaming and strategic partners for introductions to appropriate personnel at these agencies.

      We generate a significant portion of our international business through our network of independent dealer/sales representatives. We have entered into agreements with 18 entities that allow us to maintain a presence in twenty five countries worldwide. Our agreements generally extend for a period of two years and provide the dealer/installer with discounts from current product prices as an incentive to market our products in their geographic area. We rely on our dealer/installer base to represent us and our product line throughout the world and to apprise us of potential projects which can incorporate our products. In addition, we rely on our dealers/installers to introduce our company and our products to key government and private enterprise personnel in their respective geographic regions.

      We also market directly to providers of integrated security systems, security systems dealers/installers, engineers and other entities that may be engaged to implement a security system in behalf of a client.

      We also attend the major trade shows for each industry and advertise in relevant industry publications.

Growth Strategy.

      In order to achieve a sustainable and continuous growth rate, we believe that we must devote additional resources to marketing and product development. Specifically, we intend to:

o Add one person to our marketing and sales team. We will seek to add one person to our marketing team who has extensive sales and marketing experience in the areas of marketing to the United States government and the petroleum and chemical markets, as we believe these areas represent the greatest potential for growth in the near and medium term. We believe that additional sales and marketing personnel will allow us to access additional markets and develop the focused marketing efforts required to develop business in our target markets.

o Expand our base of dealers/installers worldwide. We believe that an effective and cost efficient means of increasing sales is to expand our base of independent dealers/sales representatives worldwide. These entities serve as our local agents to market products and provide customer support. Furthermore, these entities are familiar with local laws and frequently have local contacts in government and business at decision-making levels. We will seek to expand our international base of dealers/sales representatives by advertising in trade publications, though our Company web site and through international customer referrals.

o Design and develop new systems. We will continue to develop new security systems to expand our portfolio of proprietary products. This will allow us to open up new markets, continue our position as a leading edge provider of technology based security equipment and increase interest in the Company, all of which could increase sales volume.

o License new and emerging technologies. We will continue to identify, analyze and acquire new and emerging technologies that may have application in the security industry. We will seek to acquire technologies that will allow us to enhance our existing systems and develop new products.

o Upgrade existing products. We will continue to upgrade our existing products to take advantage of technological advancements so that they remain state-of-the-art.

o Purchase laboratory and testing equipment. We will seek to purchase certain laboratory and testing equipment which will allow us to enhance and maintain product quality standards and support our extended warranty program.

Clients.

      We provide our products and services to customers through direct sales to end-users and through subcontracting agreements. During the past five years we have provided products to approximately 40 clients, including in connection with the following projects:

Government Facilities          Nuclear Power Stations            US Military Installations
---------------------          ----------------------            -------------------------
Rocky Flats DoE Site           Duke Power and Engineering        Cape Canaveral Air Station
Pantex DoE Site                Korea Electric Power Company      US Navy Nise East
Strategic Petroleum Reserves   Three Mile Island Power Facility  US Navy Seal Beach
Sandia National Laboratories   Tennessee Valley Authority        US Naval Earl Weapons Sta.
Lawrence Livermore National    Pilgrim Nuclear Power Facility    Fort A.P. Hill
Laboratory                     Baltimore Gas and Electric        Fort Bragg/JSOC
Westinghouse Savannah River    Florida Power and Light           Prince Sulton Air Force Base
                               Houston Light and Power           Eglin Air Force Base/Marconi
                               Connecticut Yankee Nuclear        Elmendorf Air Force Base
                               Power Sta.                        Davis Monthan Air Force Base
                               Vermont Yankee Nuclear            Vandenburg Air Force Base
                               Illinois Power Clinton Sta.       Osan Air Force Base
                               Arkansas Power and Light          Kunsan Air Force Base
                                                                 Whiteman Air Force Base

Commercial Facilities          Industrial Facilities             Correctional Facilities
---------------------          ---------------------             -----------------------

Advantor Corporation           Exxon Corporation                 Sing Sing Correctional Facility
Computer Sciences Corporation  Saudi Chevron                     New York Downstate
Bechtel National               Rabigh/ITT                        Correctional
TRW Data Systems               Gizan Oil/SAS
Chubb Hong Kong                Shaybah Oil Facility/Kaman
Pfizer Pharmaceutical          Sciences
Hoffman La Roche               Riyadh Oil Facility/Kaman
Northrop Grumman
Lockheed Martin Corporation

Competition.

      As the public and private sectors become increasingly concerned with security issues, the security and anti-terrorism industry has experienced substantial growth. Competition is intense among a fragmented and wide ranging group of product and service providers, including security equipment manufacturers, providers of integrated security systems, systems integrators, consulting firms and engineering and design firms and others that provide individual elements of a system. Many of our current and potential competitors have significantly greater name recognition and financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products than we can. Because of growth in the marketplace, we anticipate increased competition from other sources, ranging from emerging to established companies. We believe that the principal factors affecting competition in the industry include applied technology, product performance, price and customer service. We cannot assure that we will be able to compete successfully in the future against existing or potential competitors.

      We believe that we are able to sustain our competitive position in the industry because:

      o our principal officers, security analysts, design personnel and sales persons have over 160 years of combined experience in the security industry;

      o     our products address a wide range of security requirements;

      o our products are among the most technologically advanced, highest quality available;

      o our products are flexible in that many of our products can be configured and customized to meet a client's specific needs and can be integrated with each other and with and into existing security systems;

      o our products are reliable, and are relatively easy and inexpensive to install and maintain;

      o we have been successful in teaming with large multinational companies which market and incorporate our products in their product offerings, thereby contributing to the credibility and efficacy of our products.

Backlog.

      Our backlog consists of written purchase orders, contract commitments we have received for product deliveries and engineering services. All of these orders and contracts are subject to cancellation at any time. As of March 31, 2002, our backlog was approximately $8,000,000 compared to a backlog of approximately $1,250,000 as of March 31, 2001. Our backlog includes five separate orders aggregating $7,000,000 from oil refiners and distribution centers for Saudi Aramco and its partners and $1,000,000 from Strategic Petroleum Reserves in the United States. We presently expect to fill these orders within the next 15 months, although there can be no assurance that we will complete any or all of the orders comprising our backlog within the anticipated time frame, or at all.

Manufacturing.

      We conduct our manufacturing operations at our facilities in New Jersey and Alabama. These activities consist of procurement of materials, product assembly and component integration, product assurance, quality control and final testing. We believe that our manufacturing facilities are adequate to meet demand for our products for the foreseeable future. Should demand warrant, we can add manufacturing equipment and personnel as required to fill orders for product without undue delay.

Sources and Availability of Raw Materials.

      We depend heavily on our suppliers to provide high quality materials on a timely basis and at reasonable prices. We purchase the individual components comprising our products from third party suppliers, or subcontract to third parties the manufacture of specific subsystems necessary for a particular product. We are not dependent on any major suppliers for the components of our products and we believe, should it become necessary in the event of any disruption in supply or discontinuation of production by any of our present suppliers, that all of the components used in our products are available from numerous sources at competitive prices. Various aspects of the software programming required in connection with our computer products are designed and written by in-house personnel or are subcontracted to third parties.

      We have not entered into any long-term contracts for the purchase of components but rather rely on rolling forecasts to determine the number of units we will sell and the components required therefore. To date, we have been able to obtain supplies of these components and we believe that adequate quantities are available to meet our needs.

Intellectual Property and Other Proprietary Rights.

      Proprietary protection for our technological know-how, products and product candidates is important to our business. Currently we rely upon trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We also rely on a combination of trade secret protection and non-disclosure agreements to establish and protect our proprietary rights.

      Our success is dependent to a great extent on our proprietary knowledge, innovative skills, technical expertise and marketing ability. Our present intention is not to rely primarily on patents or other intellectual property rights to protect or establish our market position.

      We have obtained trademarks in the United States for the terms "FOIDs(TM)" (Fiber Optic Intrusion Detection System), "IPID(TM)" (Infrared Perimeter Intrusion Detection System), and "RDIDS(TM)" (Rapid Deployment Infrared Detection System).

      We require all employees, consultants and contractors to execute non-disclosure agreements as a condition of employment or engagement by us. We cannot be certain, however, that we can limit unauthorized or wrongful disclosures of unpatented trade secret information.

      Although we continue to implement protective measures and intend to defend our proprietary rights, policing unauthorized use of our technology or products is difficult and we cannot be certain that these measures will be successful.

Product Warranty.

      We offer warranties on all our products, including parts and labor. IPID sensors and related equipment, such as mounting brackets, poles and termination boxes are warranted for ten (10) years, under normal use, against defects in workmanship and material from date of purchase. All other components are warranted for one (1) year from date of purchase. FOIDS systems are warranted for a five (5) year period. For the years ended June 30, 2001 and 2000, net expenses attributable to warranties were approximately $1,560 and $1,690, respectively. For the nine months ended March 31, 2002, net expenses attributable to warranties were approximately $1,260.

Technology Licensing Arrangements.

      As we endeavor to design and manufacture the most effective and efficient technology based security solutions, we review and investigate new and emerging technologies that have application in the security industry. We frequently seek to incorporate these technologies into our systems. We are party to licenses to use certain technologies as described below.

      Our infrared perimeter intrusion detection systems incorporate certain technology which we have licensed from both Lucent Technologies, Inc. and Mason Hanger National, Inc. In January 1997, Lucent Technologies, Inc. granted to us a nonexclusive right to use certain technology relating to Optical Fiber Sensing Systems covered by United States patent number 4,904,050. Lucent also furnished to us all technical information relating to this technology. The license extends for the term of the patent covering the licensed technology. In consideration of the license, we (i) paid to Lucent an aggregate of $50,000, (ii) agreed to pay Lucent a minimum continuing annual royalty of $10,000 and (iii) an annual royalty equal to 4.4% of the gross revenues derived from each product sold by us which incorporates the technology.

      In March 1997, we purchased from Mason Hanger National, Inc. certain assets relating to the manufacture of the fiber optic intrusion detection systems for an aggregate purchase price of $151,500. In addition, we obtained a license from Mason Hanger to use certain intellectual property consisting of three United States patents which it developed in connection with such systems. Under the terms of the license, we pay to Mason Hanger a royalty equal to 5% of the net sales price for products incorporating the patents licensed to us by Mason Hanger.

      In February 1998, Rafael Armament Development Authority, a department of the Israeli Ministry of Defense, appointed us as the exclusive United States marketing agent for the electronic surveillance system we offer. This agreement was extended for a second three year term though 2004.

      In September 1999, we obtained the right to sell certain facial recognition software developed by LAU Technologies/Viisage. The agreement automatically is renewed yearly and may be terminated only by the mutual consent of the parties. LAU has agreed to sell the technology to us at prices and on terms based upon each opportunity presented to it by us.

      In June 2001, we acquired a 99-year license from Hyperdyne, Inc. to manufacture and sell certain vehicle and vessel tracking systems. In consideration of the license, we pay to Hyperdyne a royalty equal to the greater of 3% of sales or $20 per month.

      In February 2002, we acquired from 3 Media Consultants, Inc. the right to serve as the exclusive world-wide distributor of certain unmanned flying drones for perimeter security until November 2004. We pay to 3 Media a fixed price for each product purchased, the terms of which will not be completed until completion of the first operational, fully tested model. The parties have agreed to discuss sales quotas with respect to these products upon completion of development.

Employees.

      As of April 30, 2002, we employed twenty three (23) individuals on a full-time basis including six (6) design and engineering staff, seven (7) manufacturing and assembly employees, four (4) marketing employees and eight (8) administrative employees. We also employed two (2) persons on a part-time basis who perform security analysis and vulnerability consulting services. A number of the employees serve in multiple capacities, for example, Arthur Barchenko serves as our President but also is an integral member of the Company's marketing team and our manufacturing staff may oversee site installation of the products which they are responsible for manufacturing.

      We have relationships with eight (8) independent sales representative organizations covering specific regions in the U.S.A., Middle East, and Southeast Asia.

      None of our employees are covered by a collective bargaining agreement or are represented by a labor union. We consider our relationship with our employees to be satisfactory.

Properties.

      Our corporate headquarters are located at 790 Bloomfield Avenue, Clifton, New Jersey where we lease approximately 10,000 square feet of space divided among administrative (3,000 sq. feet) and manufacturing (7,000 sq. feet) space. We have leased this space through May 1, 2008 at a rent of $3,917 per month. We also lease approximately 2,500 square feet of manufacturing space at 102 Commerce Circle, Madison, Alabama. We have leased this space through February, 2004 at a cost of $1,800 per month. We believe that this space is sufficient for our current requirements and that additional space is available on commercially reasonable terms, if necessary.

Corporate History and Structure.

      We were incorporated under the laws of the State of New Jersey in 1976. We have four wholly owned subsidiaries, all of which are incorporated in New Jersey, and one majority owned (51%) subsidiary incorporated in Israel in April 2002. Our corporate structure is depicted as follows:


                       |--------------------------------|
                       |Electronic Control Security Inc.|
       ----------------|        (New Jersey 1976)       |----------------
       |               |--------------------------------|               |
       |                 |                |           |                 |
       |                 |                |           |                 |
       |                 |                |           |                 |
----------------   --------------   ------------   ------------   --------------
SEM                ECSI             ECSI-FOIDS,    ECSI-DSA,      ECSI-Security
Consultants III,   International,   Inc.           Inc.           Communications
Inc.               Inc.             (New Jersey,   (New Jersey,   Inc. (Israeli,
(New Jersey,       (New Jersey,     1996)          1996)          2002) (51%)
1996)              1996)
----------------   --------------   ------------   ------------   --------------


      We completed a registered public offering of our securities in 1987 whereby we raised $2,200,000 and registered our class of common stock under the Securities Exchange Act of

1934, at which time we became subject to the periodic reporting requirements of said Securities Exchange Act. In April 1990, we terminated registration of our class of common stock under the Securities Exchange Act. In March 2001, we filed a registration statement on Form 10SB and re-registered our class of under the Securities Exchange Act.

                                   MANAGEMENT

Directors and Executive Officers.

      The following table sets forth certain information about our directors and executive officers as of April 30, 2002:

                              First Year
                              Became
      Name            Age     Director             Title

Arthur Barchenko      68      1976        President, Chief Executive Officer,
                                          Secretary and Director

Mark R. Barchenko     47      1996        Vice President, Secretary and Director

Richard Stern         52      n/a         Vice President

Eldon Moberg          49      n/a         Vice President

Thomas Isdanavich     53      n/a         Vice President

Natalie Barchenko     67      2001        Treasurer and Director

James R. Janis        58      2001        Director

Gene Rabois           57      1989        Director

Robert F. Reiter      51      2001        Director

Edward Snow           62      2000        Director

Arthur and Natalie Barchenko are married and Mark Barchenko is their son.

Board of Directors.

      Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Our officers serve at the pleasure of the Board of Directors. All of our officers work for us on a full-time basis.

      The following sets forth biographical information concerning our directors and executive officers for at least the past five years. All of the following persons who are executive officers are also full-time employees.

      Arthur Barchenko has been our President and a Director since December 1976. Mr. Barchencko also participates in the management of our subsidiaries. From June 1952 to May 1972, he held various sales and marketing positions at Lightolier, Inc., a company engaged in the manufacturing and marketing of lighting fixtures. During his tenure at Lightolier, Inc., Mr. Barchenko served as the vice president of sales and was responsible for directing a sales force of approximately 150 persons and a support staff of approximately 50 persons. Mr. Barchenko also served as a member of the board of directors and on the executive committee Lightolier, Inc. Prior to organizing Electronic Control Security Inc., Mr. Barchenko co-founded and directed the operations of Bajer Industries, a lighting manufacturing company that was subsequently sold to the Charter Group. Mr. Barchenko is active with American Defense Preparedness Association, and American Society of Industrial Society. He served on the Radio Technical Commission for Aeronautics Committee 183 for upgrade of FAR 107.14(a) and (b) as a member of the special access control security task force for the Federal Aviation Administration. Federal Aviation Regulation 107.14 (FAR 107.14a and b) is the document produced by RTCA committee 183 for the security upgrade of the access control system and universal access control system requirements for civilian commercial and shared civilian/military airports under U.S. jurisdiction.

      Mark Barchenko joined us in 1993 and has served as our Vice-President of Marketing through June 2000 and has been a member of the Board of Director since June 1996. He has focused his marketing and business development efforts on Southeast Asian government projects and U.S. airports and maritime facilities. Mr. Barchenko also participates in the management of our subsidiaries. Mr. Barchenko is now Vice President of operations and spearheaded the IS09001 quality program based on the international standard of operation, from inception through registration during 2000, Mr. Barchenko is active with American Defense Preparedness Association, and American Society of Industrial Society. He served on the Radio Technical Commission for Aeronautics Committee 183 for upgrade of FAR 107.14(a) and (b) as a member of the special access control security task force for the Federal Aviation Administration. Federal Aviation Regulation
107.14 (FAR 107.14a and b) is the document produced by RTCA committee 183 for the security upgrade of the access control system and universal access control system requirements for civilian commercial and shared civilian/military airports under U.S. jurisdiction. Mr. Barchenko holds a U.S. patent entitled "Jet Propulsion Engine Assembly for Aircraft." Mark Barchekno is the son of Arthur Barchenko, our President and a Director, and Natalie Barchenko, our Treasurer and a Director.

      Richard Stern has served as our Vice-President-Manufacturing since December 1, 1997. He is responsible for the overall management of our manufacturing department, which includes supervising all manufacturing, maintenance and test personnel; manufacturing engineering, including the review and evaluation of new and existing product design in a manufacturing environment; oversight of maintenance of plant equipment and facilities; mechanical package design of new product development; quality control, including the development of test equipment and procedures; production scheduling; shipping and receiving and inventory of all materials and finished products, purchasing and expediting of materials and supplies, and oversight of manufacturing personnel, labor reports. Prior to joining us, Mr. Stern spent 25 years in the data communication and temperature processing fields. He has held managerial positions in manufacturing, engineering, quality control, service, as well as being involved in the design and development of the product lines within these fields.

      Eldon Moberg joined us in 1996 as the Vice President of the FOIDS product division and has served as our Vice-President since July 1, 1999. Mr. Moberg is responsible for establishing the FOIDS manufacturing and test facility in Huntsville, Alabama. His duties include planning and coordinating manufacturing schedules and resources and the provision of technical data for security system design and project cost analysis. Prior to joining us, Mr. Moberg was the Production Supervisor for Mason & Hanger National, Inc. a company engaged in the manufacture and marketing of our FOIDS product line where he initially was a production support technician and performed optical / electronic fabrication and testing of a fiber optic based security system and components. Thereafter, as Production Supervisor, he was responsible for planning and scheduling personnel, materials and equipment to support product manufacture. Other duties included procurement, product acceptance testing QA / QC, inventory control and MRP system operation. Before entering private industry, Mr. Moberg served for twenty years in the United States Army where he gained experience as senior radar repair technician for several Army Air Defense systems, team leader for missile system direct support maintenance and training developer for newly acquired Army missile systems.

      Gene Rabois has served as a member of our Board of Directors since October 1, 1989. He previously had served as our Chief Financial Officer. He has more that thirty years of progressive experience in accounting and finance, Securities and Exchange Commission financial reporting, installation and management of computer systems and control and administration of corporate financial affairs. Mr. Rabois currently serves as the Controller for SJT Imaging, Inc., a printing concern.

      Natalie Barchenko has been a director and the Treasurer of ECSI since 2001. Over the last ten years, she has been actively involved with the day to day operations of the Company in the areas of human resources, accounting, advertising and sales functions. She works on a voluntary basis for the Library of Congress preparing Braille translations for the blind. Ms. Barchenko is married to Arthur Barchenko, our President and a Director, and is Mark Barchenko's mother.

      Edward Snow has been a director of ECSI since June 2000. From October 1996 to October 1999 he was the co-owner and operated Phoenix Fiber Optics Inc., a manufacturer and marketer of fiber optic products. From October 1999 to October 2000, he has served as the Assistant to the President of Space America Corp. Since 1996, he has acted as a private consultant to the government and industry.

      Robert F. Reiter has been a Director of ECSI since November 2001. Since November 1997, he has served as the President of R.F. Reiter & Associates, an engineering consulting firm. Since January 2002, he has been the President of HAZ-X Holdings, Ltd., which engages in non-intrusive inspection engineering and operations From 1977 through 1997, he was the Vice President of Analytical Systems Engineering Corp. an engineering consulting company.

      James R. Janis has been a Director since November 2001. Mr. Janis has been the President of the Janis Group, a management consulting company, since 1996. From December 1992 through May 1996, he serves as the Executive Vice President of BNFL, Inc. which engages in nuclear waste management. From February 1980 through 1992, he was the Executive Vice President of ICF Kaiser International, an environmental consulting firm. Prior thereto, he was Deputy Assistant Secretary for Planning and Evaluation of the US Department of Energy.

Committees of Board of Directors.

      Our Audit Committee consists of Gene Rabois and Edward Snow, who are both independent directors. The Audit Committee is responsible for recommending to our board the engagement of independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors.

      The board does not have a nominating or a compensation committee. The selection of nominees for the Board of Directors is made by the entire Board of Directors. Compensation of management is determined by the entire Board of Directors.

Directors Compensation.

      In addition to reimbursing directors for expenses they incur in attending meetings of the Board or Committees of the Board, we have agreed to pay one of our directors, James J. Janis (with whom we also have entered a consulting agreement), a fee of $500 for each meeting attended. It is expected that our outside directors will receive an annual award of stock options under our equity incentive plan. In February 2002, our board authorized the issuance of a total of 210,000 stock options to our directors 200,000 of which are exercisable through February 2007 at a price of $2.97 per share and 10,000 of which are exercisable at $2.70 per share through February 2011.

Executive Compensation.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------
                                         Annual Compensation        All other
Name and Principal Position     Year       Salary     Bonus       Compensation
---------------------------     ----       ------     -----       ------------

Arthur Barchenko, President     2001      $78,100      -0-             -0-
                                2000      $85,000      -0-             -0-
                                1999      $85,000      -0-             -0-

No other officer or director received in excess of $100,000 in compensation during 1999, 2000 or 2001.

Stock Option Plan.

      Incentive Stock Option Plan. In 1986, we adopted an Incentive Stock Option Plan which we renewed in 1996 for a second ten-year term. We have reserved 750,000 shares of common stock for issuance under the Stock Option Plan. Our Board of Directors administers the Stock Option Plan but may delegate such administration to a committee of three persons, one of whom must be a member of the Board. The Board or the Committee has the authority to determine the number of options to be granted, when the options may be exercised and the exercise price of the options, provided that the exercise price may never be less than the fair market value of the shares of the Common Stock on the date the option is granted (110% in the case of any employee who owns more than 10% of the combined voting power or value of all classes of stock). Options may be granted for terms not exceeding ten years from the date of the grant, except for options granted to person holding in excess of 5% of the common stock, in which case the options may not be granted for a term not to exceed five years from the date of the grant.

      As of the date hereof, there are 632,500 outstanding options under the Incentive Stock Option Plan 150,000 of which have not yet vested. Of these options (i) 200,000 are exercisable at $2.97 per share through February 2007
(ii) 57,500 are exercisable at a price of $2.70 per share through February 2012, and (iii) 375,000 options are (or will be, in the case of the options which have not yet vested) and the balance are exercisable at prices ranging from $.05
$.88 and expire at varying dates from 2003 through 2011.

      Nonstatutory Stock Option Plan. The Company also has adopted a nonstatutory stock option plan and has reserved 250,000 shares of common stock for issuance to Directors, employees and non-employees. Options granted pursuant to this plan will be non-transferable and expire, if not exercised within five years from the date of the grant. Options will be granted in such amounts and at such exercise prices as the Board of Directors may determine.

      As of the date hereof, there are 10,000 options outstanding under the Nonstatutory Stock Option Plan. These options are held by one person and are exercisable at a price of $.25 per share. These options expire on January 1, 2005.

                            COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      On April 30, 2002, there were 4,023,128 shares of our common stock outstanding. The following table tells you, as of April 30, 2002, about:

o     Each beneficial owner of more than 5% of our common stock;

o Beneficial ownership of shares of our common stock by each of our current directors and officers; and beneficial ownership of shares of our common stock by all of our directors and officers as a group; and

o The percentage of the class of common stock owned by each named person after giving effect to the issuance of the 2,010,625 shares of common stock to the selling shareholders upon conversion or exercise of convertible securities; and

o Beneficial ownership of shares of our common stock by all of our directors and officers as a group.

      For the purpose of this table, the beneficial ownership of a person includes shares as to which that person has sole or shared voting or investment power as well as shares that the person has the right to acquire within 60 days (such as upon conversion of convertible securities or exercise of warrants or options) as of April 30, 2002. For the purpose of calculating the ownership percentages for each person listed, we have considered to be outstanding both the total number shares actually outstanding on April 30, 2002 and the total number of shares that various people then had the right to acquire within 60 days.

                                                             Percent of
                                                             Outstanding
                                                             Common Shares
                                                             after giving effect
                                                             to the issuance of
                         Number of Shares    Percentage of   all shares being
                         of Common Stock      Outstanding    registered
Name (1)                 Owned Beneficially   Common Shares  herein (2)
--------                 ------------------   -------------  ----------

Arthur Barchenko (3)          1,092,406           26.49%          18.10%

Mark R. Barchenko (4)           120,179            2.91%              *

Richard Stern (5)                30,000               *               *

Thomas Isdanavich (5)            20,000               *               *

Eldon Moberg (5)                 60,000            1.46%              *

Natalie Barchenko (6)           830,975           20.15%          13.77%

James R. Janis (5)               25,000               *

Gene Rabois (7)                 100,500            2.43%              *

Robert Reiter (5)                10,000               *               *

Edward Snow (5)                  20,000               *               *

Directors and officers
as a group (10 persons)       2,309,060(8)        50.88%          35.26%

      *     Less than 1%.

(1)   The address for each person named in the table is c/o the Company.

(2)   Based on 6,033,753 shares outstanding.

(3) Includes 133,317 shares of common stock not registered in Mr. Barchenko's name but over which he has dispository power and control and options to purchase 100,000 shares of common stock.

(4) Includes 20,179 shares of common stock not registered in Mr. Barchenko's name but over which he has dispository power and control and options to purchase up to 100,000 shares of common stock.

(5)   Consists solely of options to purchase shares of common stock.

(6)   Includes options to purchase up to 100,000 shares of common stock.

(7)   Includes options to purchase up to 50,000 shares of common stock.

(8) Includes options to purchase 500,000 shares of common stock which are held by all directors in the aggregate.

                              SELLING SHAREHOLDERS

      The following table sets forth certain information known to us at April 30, 2002 regarding beneficial ownership of the 2,151,625 shares of common stock being registered on behalf of the selling shareholders in the registration statement of which this Prospectus forms a part. The shares offered will be sold, if at all, solely by and at the discretion of the selling shareholders. We will not receive any proceeds from any sales. Except as otherwise indicated, (i) we believe that the beneficial owners listed below, based on information furnished by such owners, have sole investment and voting power with respect to such securities, subject to community property laws where applicable and (ii) none of the persons named below are affiliated with the Company and (iii) the percentages of the class owned by each selling shareholder gives effect to the conversion or exercise of all securities owned by the selling shareholders.

      The selling shareholders may offer their shares for sale on a continuous basis Pursuant to Rule 415 under the Securities Act of 1933.

      All of the selling shareholders shares registered hereby will become freely tradable on the effective date of the Registration Statement of which this Prospectus forms a part.

                                                                                         Percent of Stock
                                                                                         Beneficially Owned
                                                                                         ------------------
                                   Number of
Name and Address                   Shares Beneficially            Number of           Prior to       After
of Selling Shareholder (1)         Owned Prior to Offering (2)    Shares Registered   Offering (3)   Offering (4)
--------------------------         ---------------------------    -----------------   ------------   ------------
Altitude Group, LLC                          18,750                     18,750              *            -0-
2264-82nd Street
Brooklyn, NY 11214

Jeffrey Kessler                              18,750                     18,750              *            -0-
80 Hemlock Rd
Short Hills, NJ 07078

Douglas J. Bowen                             37,500                     37,500              *            -0-
9 Burritts Landing N
Westport, CT 06880

Arthur H. &
Barbara Lerner                               37,500                     37,500              *            -0-
245 Ardsley Road
Scarsdale, NY 10583

Joseph D. Posillico, Jr                      75,000                     75,000           1.24%           -0-
15 Beaux Arts Lane
Huntington, NY 11743

Charles Gargano                              75,000                     75,000           1.24%           -0-
300 E. 56th St
New York, NY 10022

Mark Goodman, M.D                            18,750                     18,750              *            -0-
5 Fox Meadow Court
Woodbury, NY 11797

George Shenewolf                             18,750                     18,750              *            -0-
2506 Greenview Way
Toms River, NJ 08753

TCMP3 Partners                               37,500                     37,500              *            -0-
7 Century Dr. Suite 201
Parsippany, NJ 07054

Dominic Bassani                              75,000                     75,000           1.24%           -0-
64 Village Hill Dr.
Dix Hills, NY 11746

Carol Berardino IRA Account                  18,750                     18,750              *            -0-
37 Avery Rd
Woodbury, NY 11797

JCM Capital Corp.                            18,750                     18,750              *            -0-
535 Broadhollow Rd
Suite A-10
Melville, NY 11747

Berardino Investment Group                   37,500                     37,500              *            -0-
37 Avery Rd
Woodbury, NY 11797

Carol Berardino,
Robert Baumeister, and
Linda Ravella, Ten. in Com                   18,750                     18,750              *            -0-
37 Avery Rd
Woodbury, NY 11797

Pasquale Tullo                               37,500                     37,500              *            -0-
21 Woodfield Court
Laurel Hollow, NY 11791

Benjamin Rabinovici                          18,750                     18,750              *            -0-
316 Melrose Ave
Merion, PA 19066

Angela Sabella                              375,000                    375,000           6.22%           -0-
853 E. Valley Blvd
Suite 200
San Gabriel, CA 91776

View Far Management Limited                 206,250                    206,250           3.42%           -0-
c/o 9th Floor, Central Building,
Pedder Street
Hong Kong

Regency Resources, Inc.                      37,500                     37,500              *            -0-
721 Fifth Ave
New York, NY 10022

John A. Gentile                              37,500                     37,500              *            -0-
28 Pine Drive
Woodbury, NY 11797

Barry Seidman                                75,000                     75,000           1.24%           -0-
16631 Molino Viejo
Rancho Santa Fe, CA 92067

Richard Lippe                                75,000                     75,000           1.24%           -0-
9 Nome Drive
Woodbury, NY 11797

Fred Franks                                  37,500                     37,500              *            -0-
109 East 91st Street
New York, NY 10128

Edward Rotter                                37,500                     37,500              *            -0-
1601 Third Avenue
New York, NY 10120

Mitchell Finesod                             25,781                     18,750              *            -0-
200 E. 62nd St
New York, NY 10021 (5)

HilMark Corp. (6                             61,875                     61,875           1.03%           -0-
P.O. Box 1056 FDR Station
New York, NY 10022

Mel Yablow (6)                                3,750                      3,750              *            -0-
305 East 86th Street
New York, NY 10028

South Eastern Capital Ltd. (6)               35,625                     35,625              *            -0-
P.O. Box 093
Brooklyn, NY 11230

DC Capital Corp. (6)(7)                      37,500                     37,500              *            -0-
6900 Jericho Turnpike
Syosset, NY 11791

Diversified Investors (8)                   350,000                    350,000           5.80%           -0-
1023 Second Avenue
New York, NY 10022

William P. Ruffa (9)                         36,450                     10,000              *         26,450
150 East 58th Street
New York, NY 10155

William P. Ruffa, Jr. (9)                    61,450                     10,000              *         51,450
150 East 58th Street
New York, NY 10155

CFG Media Inc. (10)                          20,000                     20,000              *            -0-
130 York Road
Lutherville, MD 21093

Howard Bronson (10)                          50,000                     50,000              *            -0-
6 East 45th Street
New York, NY 10017

Edward Saeger (10)                           21,000                     21,000              *            -0-
8 Highfield Circle
Mendham, NJ 07945

Jerry Schuster (10)                          50,000                     50,000              *            -0-
4775 Collins Avenue
Miami Beach, FL 33140

*     Indicates less than 1% of the total number of outstanding shares.

(1) Unless otherwise noted, none of the Selling Shareholders is an affiliate of ECSI.

(2) Unless otherwise noted, the common stock being offered by each Selling Shareholder consists of shares of common stock issuable upon (i) the conversion of shares of Series A Preferred Stock and (ii) the exercise of common stock purchase warrants.

(3) Based upon 6,033,753 shares of common stock outstanding after giving effect to (i) the conversion of 1,000,000 outstanding shares of Series A Preferred Stock into shares of common stock, all of which are being registered herein, (ii) the exercise of 500,000 warrants held by the selling shareholders, all of which are being registered herein, (iii) the exercise of certain other warrants described in note 7, below, and the conversion or exercise of the securities issuable upon the exercise of these warrants into 140,625 shares of common stock, all of which are being registered herein, (iv) the exercise of warrants to purchase up to 350,000 shares of common stock, and
      (iv) the exercise of options to purchase 20,000 shares of common stock being registered herein.

(4) Unless otherwise noted, assumes the sale of all of the shares of common stock offered by the selling shareholders.

(5) Includes 7,031 shares of common stock issuable upon the conversion of Series A Preferred Stock and the exercise of common stock purchase warrants which may be acquired by such persons pursuant to the terms of certain warrants granted to this individual by ECSI.

(6) Includes shares of common stock issuable upon the conversion of Series A Preferred Stock and exercise of common stock purchase warrants which may be acquired by such persons pursuant to the terms of certain warrants granted to these individuals by ECSI.

(7) DC Capital Corp. is a broker dealer registered with the National Association of Securities Dealers, Inc.

(8) The common stock being offered by this entity represents shares of common stock issuable upon the exercise of options to acquire these shares at prices ranging from $1.00 to $1.50 through November 18, 2004.

(9) Legal counsel to ECSI. Includes 10,000 shares of common stock which may be issued upon the exercise of options to purchase shares of common stock at a price of $2.70 per share through February 2012.

(10)  Consists solely of shares of common stock.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.

      Until we achieved profitability, we relied on loans from officers, directors, shareholders and their affiliates to assist in the funding of our operations.

      At June 30, 2001, 2000 and 1999, related party debt consisted of $241,679, $390,771 and $470,847, respectively. The loans were repayable with interest at rates varying from no interest through 12% interest per annum. All interest for the fiscal year 2001 and 2000 had been waived.

      At April 30, 2002, the amounts due aggregated $54,486. The loans are repayable in equal installments over the next 30 months without interest.

                          DESCRIPTION OF CAPITAL STOCK

General.

      Our authorized capital consists of 15,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which 1,100,000 shares have been designated as Series A Convertible Preferred Stock. The balance of the authorized Preferred Stock has not been designated at the date hereof. At April 30, 2002, we had the following securities outstanding (excluding options granted under our stock option plans):

Common Stock:                                   4,023,128 shares.

Series A Convertible Preferred Stock:           1,000,000 shares of Series A
                                                Preferred Stock convertible into
                                                1,000,000 shares of common
                                                stock.

Redeemable Common Stock Purchase Warrants:      500,000 (expire as of March 14,
                                                2005) exercisable for 500,000
                                                shares of common stock.

Other Securities:                               490,625, entitling the holders
                                                to purchase up to (i) 93,797
                                                shares of Series A Convertible
                                                Preferred Stock, (ii) warrants
                                                to purchase up to 46,828 shares
                                                of common stock (expire as of
                                                March 14, 2005) and (iii)
                                                warrants to purchase up to
                                                350,000 shares of common stock
                                                (expiring November 2004). Each
                                                of the foregoing is convertible
                                                into or exercisable for one
                                                share of common stock (without
                                                giving effect to application of
                                                anti-dilution provisions under
                                                certain circumstances).

      Set forth below is a summary description of certain provisions relating to our capital stock contained in our Certificate of Incorporation and By-Laws and under the Business Corporation Act of the State of New Jersey. The summary is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws and the New Jersey corporation laws.

Series A Convertible Preferred Stock.

      Dividends. We pay a cumulative dividend on the Series A Convertible Preferred Stock ("Series A Preferred Stock"), prior and in preference to any declaration or payment of any cash dividend on the common stock, at the rate of $.20 per share per annum payable quarterly (payable in cash or shares of common stock valued at a price of $2.00 per share), when, as and if declared by the Board of Directors.

      Unless we pay the full amount of dividends on the Series A Preferred Stock for the then current dividend period, we shall not (A) pay any cash dividend on any common stock, or (B) purchase, redeem, or acquire any shares of common stock nor shall we pay into or set aside or make available any funds for a sinking fund for the purchase, redemption, or acquisition of the common stock.

      Conversion. Holders of Series A Preferred Stock are entitled to convert each share into shares of common stock at any time after March 14, 2002 at the option of the owner. Each share of Series A Preferred Stock is convertible into one share of common stock, subject to certain adjustments as the result of the payment of dividends (and other distributions) in common stock on the outstanding shares of common stock and subdivisions, combinations and reclassifications of common stock.

      Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock will vote on an as-if converted basis with the holders of common stock (and any other class or series which may be similarly entitled to vote with the common stock) as one class on all corporate matters requiring stockholder approval. The holders of the Series A Preferred Stock will be entitled to vote as a separate class with respect to matters directly affecting the Series A Preferred Stock.

      Liquidation Payment. In the event of any liquidation, dissolution or winding up of the Company, or in the event of a consolidation or merger of the Company with or into any other corporation, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, (x) an amount per share equal to $2.00 and (y) an amount equal to declared but unpaid dividends on each such share. In addition, (1) in the case of a dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock and the common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all shares of Series A Preferred Stock), or (2) in the case of a merger or sale of the Company, the remaining consideration to be paid by the acquiring corporation in such transaction shall be distributed among the holders of the Series A Preferred Stock and the common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all shares of Series A Preferred Stock).

      Redemption Rights. We have the right to redeem the Series A Preferred Stock commencing on March 14, 2003 provided that the average closing bid price per share of common stock for the twenty (20) trading days prior to the redemption notice is $4.00.

      Protective Provisions. During such time as shares of Series A Preferred Stock are outstanding, we will not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting separately, undertake certain acts that would directly affect the Series A Preferred Stock, such as, (a) selling or otherwise disposing of or encumbering all or substantially all of our property or business, except in connection with liens granted to any lender providing the Company with a revolving line of credit; (b) altering or changing the rights, preferences or privileges of the shares of Series A Preferred Stock so as to adversely effect the shares; (c) increasing the authorized number of shares of Series A Preferred Stock; or (d) undertaking any proposed capital reorganization or reclassification with respect to equity securities (or securities convertible into other securities) into equity securities ranking senior to the Preferred Stock with respect to dividends, distributions or rights upon liquidation.

Common Stock.

      Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding (including the shares of Series A Preferred Stock voting with the common stock on an as converted basis) can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to offerings of the Company's securities. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore, subject to the rights of holders of the Series A Preferred Stock. It is the Company's present intention to retain earnings, if any, for use in its business. Cash dividends are, therefore, unlikely in the foreseeable future.

Common Stock Purchase Warrants.

      As part of certain units of our securities sold during Macrh 2002, we issued redeemable common stock purchase warrants. Each such warrant entitles the holder to purchase one share of common stock at an exercise price of $3.00 per share through March 14, 2005. The exercise price of such warrants is subject to adjustment in the event of any stock dividend, stock split, subdivision or combination, or any reclassification of the outstanding shares of Common Stock at any time after issuance until the expiration of these warrants. The warrants are redeemable by the Company on thirty day's written notice at a price of $.05 each commencing on March 14, 2002, if, and only if (i) a registration statement covering the shares of common stock underlying these warrants is then effective and (ii) provided that the average closing bid price per share of common stock for the twenty (20) day period ending five (5) days prior to the date of the redemption notice of these warrants is at least $5.00 per share of common stock.

Other Warrants.

      We have issued unit warrants to purchase up 3.75 units of our securities each unit consisting of 25,000 shares of Series A Preferred Stock and 12,500 common stock purchase warrants for an aggregate of 93,797 shares of Series A Preferred Stock (convertible into a like number of shares of common stock) and 46,828 common stock purchase warrants (exercisable into a like number of shares of common stock). The common stock purchase warrants included in the unit warrants are identical to the common stock purchase warrants described in the foregoing paragraph. The unit warrants are exercisable at a price of $50,000 per unit at any time through March 14, 2005.

      We have issued warrants to our investment banker entitling it to purchase up to 350,000 shares of common stock through April 14, 2005. The holder may exercise 175,000 warrants at $1.00 per share and 175,000 warrants at $1.50 per share.

Registration Rights.

      We have entered into a registration rights agreement with respect to 1,640,625 of the shares of common stock registered hereby. The 1,640,625 shares represent shares of common stock issuable upon the conversion of 1,000,000 shares of Series A preferred stock and the exercise of 500,000 common stock purchase warrants that were sold to certain persons in a private offering completed in March 2002 and upon the exercise of warrants to purchase 93,797 shares of Series A preferred stock (convertible into a like number o shares of common stock) and 46,828 common stock purchase warrants (exercisable into a like number of shares of common stock) which were issued to person who identified investors in the March 2002 private offering. Under the terms of this agreement, we agreed to register the shares of common stock at our expense (except for selling commissions and other selling expenses). We have agreed to maintain the effectiveness of this registration statement for a period of three (3) years after its effective date. In the event that the shares of common stock are not registered by August 21, 2002, we are obligated to issue to each person to whom the registration rights were granted a number of warrants to purchase shares of common stock in an amount equal to 5% of each selling shareholder's investment in the securities offered in the private placement for each month the effective date of the registration statement covering the common stock underlying the securities purchased is delayed after August 21, 2002. In addition we and each party to the registration rights agreement agreed to cross-indemnify the other, as may be permitted by federal law, in connection with material misstatements or omissions made in the registration statement.

      We also granted the purchasers of the securities in the March 2002 private placement unlimited piggy back registration rights with respect to any shares of common stock acquired upon conversion or exercise of the securities purchased in the private placement after the three year effectiveness period of the registration statement.

      We granted to our investment banker piggy back registration rights in connection with the warrants we issued to it for services rendered. We agreed to register the common stock underlying the warrants issued to such entity at our expense.

Transfer Agent.

      The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. We serve as our own transfer agent and registrar for the Series A Preferred Stock and all of the warrants described above.

                         SHARES ELIGIBLE FOR FUTURE SALE

Freely Tradable Shares.

      On the effective date of the registration statement of which this Prospectus forms a part, after giving effect to the issuance of common stock being registered herein upon the conversion or exercise of certain convertible securities, we will have a total of 6,033,753 shares of common stock outstanding, of which 4,242,693 shares will be freely tradable without restriction by or further registration under the Securities Act of 1933, as amended.

Restricted Shares.

      As of the date hereof, 1,791,068 shares of common stock outstanding are "restricted securities" held by our officers, directors and affiliates. "Restricted securities" as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, Rule 144(k) or Rule 701 under the Securities Act.

      We can make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant numbers of shares of common stock in the public market could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of its equity securities.

Rule 144.

      Under Rule 144 as currently in effect, a person who beneficially has owned restricted securities for at least one year, including persons who may be deemed affiliates of the Company are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      o one percent of the number of shares of common stock then outstanding; or

      o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

      Sales of restricted securities under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. These limitations apply to both restricted and unrestricted shares held by persons who are our affiliates. As of the date hereof, 1,683,160 shares are available for resale pursuant to Rule 144.

Rule 144(k).

      Under Rule 144(k), a person who is not deemed to have been an affiliate of ECSI at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                   MARKET PRICE AND DIVIDENDS ON REGISTRANT'S
                  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading Market.

      As of the date hereof, our common stock is traded on the over-the-counter electronic bulletin board, or OTCBB under the symbol "EKCS.OB."

Number of Shareholders of Record.

      At April 30, 2002, there were approximately 175 shareholders of record of our common stock.

Market Price.

      Our common stock is traded on the over-the-counter bulletin board under the symbol "EKCS.OB." High and low bid prices for each quarter since the common stock commenced trading (June 5, 2001) are set forth below:

                                                                 Closing Bid
                                                             High           Low
                                                             ------------------
(All figures in $)
2002

April 1 - May 8                                              1.90           1.22

January 1 - March 31                                         2.90           1.80

2001

Oct. 1 - December 31                                         2.65            .95

July 1 - September 30                                         .75            .25

June 5 - June 30                                             3.00            .30

Source: National Quotation Bureau, Inc.

      The foregoing quotations reflect prices between dealers, do not include retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions. The closing bid price of our common stock on May 8, 2002 was $1.22 per share.

      As of April 30, 2002, there were 11 market makers in our common stock, including Herzog, Heine, Geduld, LLC, Schwab Capital Markets L.P., Knight Securities, L.P., Win Capital Corp., Fleet Trading/A Division of Fleet Securities, Wien Securities Corp., Hill Thompson Magid, L.P., Ladenburg, Thalmann & Co., Inc., Wm. V. Frankel & Co., Incorporated, GVR Company LLC, and Dupont Securities Group, Inc.

                                LEGAL PROCEEDINGS

      We are not presently party to any material legal proceedings..

                              PLAN OF DISTRIBUTION

      After effectiveness of this registration statement, the non-affiliated selling shareholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. In addition, the National Securities Market Improvement Act of 1996 limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Exchange Act. Section 4(1) provides that sales by any person that is not the issuer or an underwriter or a dealer are exempt from the registration statement provisions of the Securities Act of 1933. Sales by selling shareholders will be made pursuant to Section 4(1) and as a result of the National Securities Market Improvement Act no state registration of the sales will be required.

      Section 4(3) of the Securities Act provides an exemption from the registration provisions of the Securities Act for transactions by a dealer for transactions occurring within 40 days of the effective date of a registration statement for the securities or prior to the expiration of 40 days after the first date upon which the security was offered to the public.

      Sales by the selling security holders in the secondary market may be made pursuant to Section 4(1) (sales other than by an issuer, underwriter or broker). It is anticipated that following the effective date of this registration statement the selling securityholders* shares will be eligible for resale in the secondary market in each state.

      The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions (except for selling shareholders who are affiliates, who may sell their shares as described below):

      o on such public markets or exchanges as the common stock may from time to time be trading;

      o     in privately negotiated transactions;

      o     through the writing of options on the common stock;

      o     in short sales; or

      o     in any combination of these methods of distribution.

      The sales price to the public may be:

      o     the market price prevailing at the time of sale;

      o     a price related to such prevailing market price; or

      o such other price as the selling shareholders determine from time to time.

      The shares also may be sold in compliance with the Securities and Exchange Commission's Rule 144.

      The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. We can provide to investors no assurance that all or any of the common stock offered will be sold by the selling shareholders.

      We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be paid by the selling shareholders or other party selling such common stock.

      The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

      > not engage in any stabilization activities in connection with our common stock;

      > furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

      > not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

                                  LEGAL MATTERS

      Ruffa & Ruffa, P.C., New York, New York, has given its opinion as attorneys-at-law that the shares of common stock offered by the selling security holders will be fully paid, validly issued and non-assessable. Ruffa & Ruffa, P.C. has passed on the validity of the common stock offered by the selling security holders but purchasers of such common stock should not rely on Ruffa & Ruffa, P.C. with respect to any other matters. Members of the firm of Ruffa & Ruffa, P.C. own an aggregate of 77,900 shares of ECSI's common stock and options to purchase 20,000 shares of ECSI's common stock at an exercise price of $2.70 per share at any time through February 11, 2012.

                                     EXPERTS

      The financial statements of ECSI for the years ended June 30, 2001 and 2000 included in this Prospectus have been audited by Demetrius & Company, L.L.C. independent accountants, as set forth in their report contained herein. These financial statements have been included in reliance upon the report of Demetrius & Company, L.L.C., given upon the authority of such firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Our directors and officers are indemnified as provided by the New Jersey Business Corporation Laws, our Certificate of Incorporation and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed therewith, which may be examined without charge at, or copies of which may be obtained upon payment of prescribed fees from, the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise with the Commission. Each such statement shall be deemed qualified in its entirety by such reference.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The Registration Statement and the exhibits thereto, as well as any such reports, proxy statements and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at http:\\www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

               ELECTRONIC CONTROL SECURITY INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED
                            MARCH 31, 2001 AND 2002

               ELECTRONIC CONTROL SECURITY INC. AND SUBSIDIARIES

                              FINANCIAL STATEMENTS
                       With Independnet Auditors' Report

JUNE 30, 2001

Independent Auditors' Report                                           F-1

Balance Sheets as of June 30, 2001 and 2000                            F-2

Statement of Income and Deficit for the Years Ended
   June 30, 2001 and 2000                                              F-3

Statement of Changes in Shareholders' Equity
   for the Years Ended June 30, 2000 and 1999                          F-4

Statements of Cash Flows for the Years Ended                           F-5
   June 30, 2001 and 2000

Notes to Financial Statements                                          F-6-F-14

Unaudited Interim Consolidated Balance Sheets                          F-15

Unaudited Interim Consolidated Statements of Operations                F-16

Unaudited Interim Consolidated Statements of Cash Flows                F-17

Notes to Interim Consolidated Financial Statements                     F-18-F-21

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Electronic Control Security Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Electronic Control Security, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Control Security, Inc. and its subsidiaries as of June 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
August 16, 2001

                       Electronic Control Security, Inc.
                          Consolidated Balance Sheets

                                                                               June 30,
ASSETS                                                                   2001           2000
                                                                      ----------    -----------
Current assets
    Cash                                                              $      927    $     1,428
    Accounts receivable, net of allowance of  $25,000 in 2001            274,815        143,610
    Inventories                                                        1,255,785        700,348
    Deferred income taxes                                                132,000         38,000
    Other current assets                                                  61,703         69,578
                                                                      ----------    -----------
        Total current assets                                           1,725,230        952,964

Property, equipment and purchased software at cost
    net of accumulated depreciation of $320,702 and $252,836             159,025        207,932
Intangible assets at cost net of
    accumulated amortization of $25,776 and $17,957                       58,653         42,472
Deferred income taxes                                                      9,000        472,000
Other assets                                                              24,917         23,335
                                                                      ----------    -----------
                                                                      $1,976,825    $ 1,698,703
                                                                      ==========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
LIABILITIES
Current Liabilities
    Bank overdraft                                                    $       --    $   105,284
    Accounts payable and accrued expenses                                551,469        543,258
    Bank line of credit                                                  300,000             --
    Current maturities of long-term debt                                  18,000         28,000
    Obligations under capital leases                                      14,900         19,907
    Payroll taxes payable                                                  9,591         82,471
    Income taxes payable                                                  23,322         13,578
    Due to officers and shareholders                                      39,000         75,004
                                                                      ----------    -----------
        Total current liabilities                                        956,282        867,502

Noncurrent liabilities
    Obligations under capital leases                                      32,796         48,183
    Bank line of credit                                                       --        413,000
    Long-term debt                                                            --         16,000
    Due to officers and shareholders                                     202,679        315,767
    Deferred income taxes                                                  1,000             --
    Other liabilities                                                    104,525        131,874
                                                                      ----------    -----------
        Total liabilities                                              1,297,282      1,792,326

COMMITMENTS AND CONTINGENCIES

Shareholders' equity (deficit)
    Preferred stock, $.01 par value
        5,000,000 shares authorized, none issued and outstanding
    Common Stock, $.001 par value; 15,000,000 authorized;
        3,672,000 and 3,574,000 issued; 3,572,000 and 3,574,000
        outstanding in 2001 and  2000, respectively                        3,672          3,574
    Additional paid-in capital                                         1,456,100      1,446,398
    Accumulated deficit                                                 (770,229)    (1,543,595)
    Treasury stock, at cost, 100,000 shares                              (10,000)            --
                                                                      ----------    -----------
        Total shareholders' equity (deficit)                             679,543        (93,623)
                                                                      ----------    -----------
                                                                     $ 1,976,825    $ 1,698,703
                                                                      ==========    ===========

                See Notes to Consolidated Financial Statements.

                       Electronic Control Security, Inc.
                     Consolidated Statements of Operations

                                                                        Year
                                                                       Ended
                                                                      June 30,
                                                               2001            2000
                                                            -----------     ----------
Revenues                                                    $ 5,226,901     $1,847,137
Cost of revenues                                              2,711,809      1,012,979
                                                            -----------     ----------

    Gross profit                                              2,515,092        834,158
                                                            -----------     ----------

Selling, general  and administrative expenses                 1,306,873        843,042
                                                            -----------     ----------

    Income (loss) from operations                             1,208,219         (8,884)

Interest expense                                                 51,638         30,583
Other income                                                     (5,285)            --
                                                            -----------     ----------

Income (loss) before provision (credit) for income taxes      1,161,866        (39,467)
                                                            -----------     ----------

Provision (credit) for income taxes                             388,500        (90,400)
                                                            -----------     ----------

Income before cumulative effect of accounting change            773,366         50,933
Cumulative effect of accounting change on years
   prior to 2000 (net of income tax credit of $42,800)               --         59,200
                                                            -----------     ----------

Net income (loss)                                            $  773,366     $   (8,267)
                                                             ==========     ==========
Net income (loss) per share:
     Basic                                                   $     0.21     $    (0.00)
                                                             ==========     ==========
     Fully diluted                                           $     0.20     $    (0.00)
                                                             ==========     ==========

Weighted average number of common shares and equivalents:
     Basic                                                    3,686,780      3,647,780
                                                             ==========     ==========
     Fully diluted                                            3,896,780      3,743,807
                                                             ==========     ==========

                See Notes to Consolidated Financial Statements.

                        Electronic Control Security, Inc.
       Consolidated Statements of Changes in Shareholders Equity (deficit)

                                                                        Additional
                                                   Common Stock           Paid-in    Accumulated    Treasury
                                               Shares        Amount       Capital      Deficit       Stock        Total
                                              ---------     --------    ----------   -----------    --------    ---------
Balances at July 1, 1999                      3,474,000     $  3,474    $1,436,498   $(1,535,328)   $     --    $ (95,356)

Net loss                                                                                  (8,267)                  (8,267)

Issuances of common stock, par value $.001
    Services rendered                           100,000          100         9,900                                 10,000
                                             ----------     --------    ----------   -----------    --------    ---------

Balances at June 30, 2000                     3,574,000        3,574     1,446,398    (1,543,595)         --      (93,623)

Net income                                                                               773,366                  773,366

Purchase of shares for treasury                                                                      (10,000)     (10,000)
Issuances of common stock, par value $.001
    Services rendered                            98,000           98         9,702                                  9,800
                                             ----------     --------    ----------   -----------    --------    ---------

Balances at June 30, 2001                     3,672,000     $  3,672    $1,456,100   $  (770,229)   $(10,000)   $ 679,543
                                             ==========     ========    ==========   ===========    ========    =========

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security, Inc.
                      Consolidated Statements of Cash Flows

                                                                               Year
                                                                               Ended
                                                                              June 30,
                                                                        2001            2000
                                                                    -----------    -----------
Cash flows from operating activities:
    Cash received from customers                                    $ 5,070,696    $ 1,769,417
    Cash paid to vendors and employees                               (4,527,410)    (2,058,117)
    Interest paid                                                       (46,638)       (30,583)
    Interest received                                                     5,285             --
    Income taxes paid                                                    (8,356)        (1,868)
                                                                    -----------    -----------

        Net cash provided by (used in) operating activities             493,577       (321,151)

Cash flows from investing activities:
    Acquisition of property and equipment                               (18,959)       (31,193)
    Licensing agreement                                                 (24,000)            --
                                                                    -----------    -----------

        Net cash used in investing activities                           (42,959)       (31,193)

Cash flows from financing activities:
    Procceds (payments) of loans                                       (140,349)       393,079
    Increase (decrease) of bank overdraft                              (105,284)        72,241
    Payments on notes payable                                           (26,000)       (18,000)
    Payments on lease obligations                                       (20,394)       (16,504)
    Loan payments to officers and shareholders - net                   (149,092)       (80,076)
    Purchase of treasury stock                                          (10,000)            --
                                                                    -----------    -----------

    Net cash provided (used in)  financing activities                  (451,119)       350,740
                                                                    -----------    -----------

    Net decrease in cash                                                   (501)        (1,604)

Cash at beginning of period                                               1,428          3,032
                                                                    -----------    -----------

    Cash at end of period                                           $       927    $     1,428
                                                                    ===========    ===========

Supplemental schdule of non-cash investing and financing activity:

Equipment acquired under captial lease                                       --    $    35,134
Common stock issued for services                                    $     9,800         10,000

                 See Notes to Consolidated Financial Statements.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS

      Electronic Control Security, Inc. (The "Company") is engaged in the design, manufacture and marketing of electronic security and lighting systems for high threat environments. The Company currently offers six separate security and lighting sub-systems: Infrared Perimeter Intrusion Detection (IPID(R)), Fiber Optic Intelligence Detection System (FOIDS(R)), Gamma 2000 Temperature Differential & Video Assessment System ("TDVAS"); Facial Recognition System (FRS), StarLog(TM), A vehicle & Vessel Tracking System; Intrusion Detection Monitoring System "IDMS"; and an Architectural Lighting Product System. The Company also performs consulting services, which consists principally of designing security systems for correctional facilities, and offers design services on both in-house projects and for outside clients. The Company markets its products internationally.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation

      The financial statements include the accounts of Electronic Control Security, Inc. and its subsidiaries, SEM Consultants III, Inc. ECSI International, Inc., ECSI-FOIDS, Inc. and ECSI-DSA, Inc., collectively "the Company". The statements also include one hundred percent of the accounts of ECSI-EAG International, a joint venture until March 1999 when the company purchased the remaining forty-nine percent of ECSI-EAG International from W.T. Sports Ltd. (See Note 6). All significant intercompany accounts and transactions have been eliminated.

      Inventories

      Inventories are stated at the lower of cost (first-in, first-out) or market. Ending inventory is primarily composed of raw materials and work-in-process.

      Property and Equipment and Depreciation

      Depreciation is provided for by straight-line and accelerated methods over the estimated useful lives of the assets, which vary from three to ten years. Cost of repairs and maintenance are charged to operations in the period incurred.

      Earnings Per Share

      Basic earnings (loss) per share (EPS) is computed by dividing net income
      (loss) applicable to common shares by the weighted-average of common shares outstanding during the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Foreign Sales

      All foreign sales are in dollars and accordingly the Company recognizes no gain or loss on such transactions.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont)

      Revenue Recognition

      The Company recognizes product revenue at the time of shipment. Revenues from consulting and design services are recognized at the time the services are rendered.

      Warranty Reserves

      The Company's products carry a 7 - 10 year warranty that includes factory repair services as needed for replacement parts. Estimated expenses for warranty obligations are accrued at the same time as related product revenue is recognized.

      Software Purchased

      Software purchased by the Company and utilized in providing contract services is capitalized at cost and amortized on a straight-line basis over three to five years.

      Income Taxes

      The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," which requires the use of the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of the assets and liabilities and their reported amounts in the financial statements. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws as they occur.

      Deferred income taxes reflect temporary differences in reporting assets and liabilities for income tax and financial accounting purposes. These temporary differences arise primarily from net operating loss carry forwards.

      Fair Value of Financial Instruments

      The carrying values of cash, accounts receivable, accounts payable, accrued expenses and other current liabilities are representative of their fair value due to the short-term maturity of these instruments. The carrying value of the Company's long-term debt is considered to approximate its fair value, based on current market rates and conditions.

      Intangible Assets

      The cost of licenses, trademarks and software development acquired are being amortized on the straight-line method over their useful lives, ranging from 5 to 15 years. Amortization expense charged to operations was $13,398 and $5,351 for the years ended June 30, 2001 and 2000.

      Start-up Costs

      As of July 1, 1999, the Company adopted SOP 98-5, and accordingly charges to income start-up costs, including advertising, as incurred. Prior to July 1, 1999, these costs were capitalized and amortized over one to three years. For the year ended June 30, 2000 operations was charged with $20,255 of such amortization. Previously capitalized start up costs (incurred prior to July 1, 1999) of $59,200 (net of tax), were reflected as the cumulative effect of the accounting change during the fiscal year ending June 30, 2000 respectively.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont)

      Advertising Costs

      Advertising costs are reported in selling, general and administrative expenses, and include advertising, marketing and promotional programs. These costs are charged to expense in the year in which they are incurred. Advertising costs for the years ended June 30, 2001 and 2000 were approximately $9,103 and $21,000, respectively.

      Recent Pronouncements

      In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Intangible Assets ("SFAS No. 142"). SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting and prohibits the use of the pooling-of-interests method for such transactions. SFAS No. 142 applies to all goodwill and intangible assets acquired in a business combination. Under the new standard, all goodwill, including goodwill acquired before initial application of the standard, should not be amortized but should be tested for impairment at least annually at the reporting level, as defined in the standard. Intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with SFAS no. 121. The new standard is effective for fiscal years beginning after December 15, 2001. The Company must adopt this standard on July 1, 2002. Management believes that the adoption of these Statements will not have a material impact on the Company's financial position or results of operations.

3.    SHAREHOLDERS' EQUITY

      Common Stock Warrants

      The Company had 1,300,000 common stock warrants outstanding that expired unexercised on February 26, 2001.

      Stock Option Plans

      Pursuant to Statement of Financial Accounting Standard No. 123 (SFAS 123) "Accounting for Stock-Based Compensation" the Company has elected to account for its employee stock option plans under APB Opinion No. 25 "Accounting for Stock Issued To Employees". Accordingly, no compensation cost has been recognized for these plans.

      The Company's stock has not been actively traded in recent years, and there are no consistent market quotes available. Accordingly, it is impractical to compute the effects on earnings, if any, had compensation costs for the stock option plans been determined based on the fair value at the grant date for awards made for fiscal year 2001, consistent with the provisions of SFAS No. 123.

      a.    Incentive Stock Option Plan

            During September 1986, the Company adopted an incentive stock option plan for which 750,000 shares of common stock have been reserved. The plan has since been extended until September 2006.

            Under the plan, incentive stock options were granted to certain employees of the Company. The exercise price is not less than 100% of the fair market value of the stock at the date of the grant. These options expire ten years from the date of grant.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            Stock Option Plans (Cont)

            The following table summarizes option plan activity:

                                                    Number        Price
                                                  of Shares       Ranges

            Outstanding at June 30, 1999           260,000     $.05 - $.25
                                                   =======
            Outstanding at June 30, 2000           260,000     $.05 - $.25
                                                   =======
              Forfeited                            (65,000)    $.05 - $.25
                                                    ------
            Outstanding at June 30, 2001           195,000     $.05 - $.25
                                                   =======

      b.    Nonstatutory Stock Option Plan

            As of June 30, 2001, the Company had a non-statutory stock option plan with shares of common stock reserved as follows:

                                                    Number        Price
                                                  of Shares       Ranges

            Outstanding at June 30, 1999            10,000        $.25
                                                    ======
            Outstanding at June 30, 2000            10,000        $.25
                                                    ======
              Issued                                 5,000        $.25
                                                    -----
            Outstanding at June 30, 2001            15,000        $.25
                                                    ======

4.    INVENTORIES

Inventories at June 30, 2001 and 2000 consist of the following:

                                                            2001        2000
                                                            ----        ----
Raw materials                                            $  270,447  $  188,307
Work-in-process                                             230,080     210,632
Finished goods                                              755,258     301,409
                                                         ----------  ----------
                                                         $1,255,785  $  700,348
                                                         ==========  ==========

5.    PROPERTY EQUIPMENT AND PURCHASED SOFTWARE

Property, equipment and purchased software also consists of the following:

                                                            2001        2000
                                                            ----        ----
Furniture and fixtures                                   $   21,930  $   21,930
Machinery and equipment                                     296,001     277,042
Improvements                                                 65,081       9,296
Software                                                     96,715     152,500
                                                         ----------  ----------
                                                            479,727     460,768
  Less: accumulated depreciation and amortization           320,702     252,836
                                                         ----------  ----------
                                                         $  159,025  $  207,932
                                                         ==========  ==========

Equipment under capital leases included in property, equipment and purchased software are as follows:

Machinery and equipment                                  $   69,944  $   97,966
Less: accumulated depreciation                               20,684  $   24,979
                                                         ----------  ----------
                                                         $   49,260  $   72,987
                                                         ==========  ==========

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.    NOTE PAYABLE

      During the year ending June 30, 1999, the Company issued a promissory note to W.T. Sports Ltd. the former forty-nine percent owner of ECSI-EAG International, for $72,000. The note payable was issued to release all assets and liabilities of the joint venture and W.T. Sports, Ltd. and its affiliates.

      The note is payable in thirty-six monthly payments of $2,000 beginning March 26, 1999. The note is non-interest bearing, and collateralized by the IPIDTM trademark.

7.    RELATED PARTY TRANSACTIONS

      The Company has loans payable to an officer and shareholders; the loans have various payment schedules and interest rates. Some loans are non-interest bearing and other loans range from 8% to 12%.

      At June 30, 2001 and 2000 related party debt consisted of:

                                                             2001        2000
                                                             ----        ----
Installment loans due to an officer/shareholder,
non interest bearing due June, 2004                       $   58,180  $  187,140

Installment loans due to  entities owned or controlled
by officer/shareholder, at various installments at
annual interest rates of 8-12%, due June, 2007 *             111,831     110,980

Installment loan due to a former officer/shareholder
non interest bearing,  payable at $1,667 a month *
until February, 2005                                          71,668      92,651
                                                          ----------  ----------
                                                             241,679     390,771
Less: current portion                                         39,000      75,004
                                                          ----------  ----------
                                                          $  202,679  $  315,767
                                                          ==========  ==========

*     All interest for the fiscal year 2001 and 2000 has been waived.

      Maturities of related party debt are as follows:
         Years ending June 30:

                                  2002                               $   39,000
                                  2003                                   30,000
                                  2004                                   35,000
                                  2005                                   35,000
                                  2006                                   40,000
                            Thereafter                                   62,679
                                                                     ----------
                                                                     $  241,679
                                                                     ==========

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.    OBLIGATION UNDER CAPITAL LEASES

      Future minimum lease payments for assets under capital leases at June 30, 2001

      Years ending June 30:

                                                 2002                $   21,697
                                                 2003                    19,698
                                                 2004                    15,283
                                                 2005                     4,018
                                                                     ----------
                                                                         60,696
                         Amount representing interest                    13,000
                                                                     ----------
          Present value of net minimum lease payments                $   47,696
                                                                     ==========

9.    COMMITMENTS AND CONTINGENCIES

      Lease Agreements

      Future minimum annual rental payments required under noncancellable operating leases for years after June 30, 2001 are as follows:

                                  2002                               $   67,597
                                  2003                                   68,517
                                  2004                                   62,255
                                  2005                                   48,812
                                  2006                                   49,787
                            Thereafter                                   93,806
                                                                     ----------
                                                                     $  390,774
                                                                     ==========

      Rent expense under all operating leases was $74,551 and $74,550 for the years ended June 30, 2001 and 2000.

      Legal Actions

      The Company has commenced an action in Federal District Court in New Jersey against four companies, alleging infringement of certain of the Company's proprietary technology and trademarks, and civil conspiracy. Two of the defendants have filed counterclaims. The case remains in the discovery stage and no opinion can be expressed at this time as to its eventual outcome.

      The Company is a defendant in a case brought in State Court in Oregon, with a claim of misappropriation of trade secrets and related claims. The plaintiff has sought a preliminary injunction. An evidentiary hearing was concluded on May 16th and 17th, 2001 and a written opinion has been submitted including minor restrictions pertaining to the Company and a $250,000 bond imposed against the Plaintiff. The case remains in the trial stage and no opinions can be expressed at this time as to its eventual outcome.

      The Company intends to defend their position vigorously and management does not believe that the final outcome will have a material adverse effect on its consolidated financial position, results of operations or cash flows

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.    COMMITMENTS AND CONTINGENCIES (Cont)

      License Agreements

      The Company has acquired intellectual property, equipment and a tooling license from Mason & Hanger National, Inc. and a patent license from Lucent Technologies, Inc. for the Fiber Optic Intelligence Detection Systems (FOIDS(R)). In conjunction with these two license agreements whereby royalties totaling 5.4% are due on revenues from the Fiber Optic Intelligence Detection System (FOIDS(R)).

      License and royalty expenses were $18,778 and $12,839, for the years ended June 30, 2001 and 2000, respectively.

10.   INCOME TAXES

      The provision for taxes for the year ended June 30, 2001 and 2000 includes the following components:

                                                            2001        2000
                                                            ----        ----
Federal
  Current                                                $   16,900  $       --
  Deferred                                                  382,000    (103,000)

State
  Current                                                     1,600         800
  Deferred                                                  (12,000)    (31,000)
                                                         ----------  ----------
                                                         $  388,500  $ (133,200)
                                                         ==========  ==========

      The components of the deferred tax asset as of June 30, 2001 and 2000 are as follows:

                                                           Current   Noncurrent
                                                           -------   ----------
2001
  Total deferred tax assets                              $  132,000  $    9,000
  Less total valuation allowance                                 --          --
                                                         ----------  ----------
    Net Deferred Tax Asset                               $  132,000  $    9,000
                                                         ==========  ==========

2000
  Total deferred tax assets                              $   38,000  $  629,000
  Less total valuation allowance                                 --    (157,000)
                                                         ----------  ----------
    Net Deferred Tax Asset                               $   38,000  $  472,000
                                                         ==========  ==========

      The deferred tax asset valuation decreased by $157,000 and $76,000 in the years ended June 30, 2001 and 2000, respectively.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.   INCOME TAXES (Cont)

      The reconciliation of estimated income taxes attributed to operations at the United States statutory tax rate to reported provision for income taxes is as follows:

                                                            2001        2000
                                                            ----        ----
Provision for taxes computed using standard and or
  alternative minimum tax rate                           $  395,034  $      550
State taxes, net of Federal benefit                          69,712          --
Allowance for doubtful  accounts                             10,000          --
Compensated absences                                          7,022          --
Recognition of deferred tax asset                          (106,889)   (133,750)
Other                                                        13,621          --
                                                         ----------  ----------
                                                         $  388,500  $ (133,200)
                                                         ==========  ==========

      At June 30, 2001 the Company had net operating loss carryforwards for federal and state income tax purposes of $302,000 and $53,000 respectively, expiring through 2012.

11.   REVOLVING LINE OF CREDIT

      The Company entered into a financing arrangement for a $500,000 revolving credit note with a bank. The note expires on November 15, 2002. The note is collateralized by all corporate assets. Guarantees are provided by all the Companies and an officer/shareholder. As of June 30, 2001, the outstanding balance due was $300,000 with interest payable at 1.0% plus the prime rate.

12.   CASH FLOWS

     Reconciliation of Net Income to Net Cash Provided by Operating Activities:

                                                            2001        2000
                                                            ----        ----
Net Income (Loss)                                        $  773,366  $   (8,267)
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities
Increase in allowance for doubtful accounts                  25,000
Deferred income taxes                                       370,000    (134,000)
Depreciation & amortization                                  75,685      82,243
Stock based compensation                                      9,800      10,000
Deferred charges                                                        102,000
(Increases) Decreases
  Accounts receivable                                      (156,205)    (77,720)
  Inventories                                              (555,437)    (28,046)
  Other current assets                                        7,875      (2,268)
  Other assets                                               (1,582)      1,751
Increase (Decrease)
  Accounts payable & accrued expenses                         8,211    (272,845)

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Payroll taxes payable                                     (72,880)      7,869
  Income taxes payable                                        9,744      (1,868)
                                                         ----------  ----------

Net cash provided by (used in)
  operating activities                                   $  493,577  $ (321,151)
                                                         ==========  ==========

13.   CONCENTRATIONS AND ECONOMIC DEPENDENCY

      The Company had one customer that accounted for 85.6% of net revenues for year ended June 30, 2001. This customer accounted for 71% of the accounts receivables of June 30,2001.

      The Company had two customers that accounted for 15% and 20% of net revenues for the year ended June 30, 2000. Three customers accounted for 14%, 32% and 46% of accounts receivable at June 30, 2000.

                        Electronic Control Security Inc.
                           Consolidated Balance Sheets

                                                                            March 31,      June 30,
                                                                               2002          2001
ASSETS                                                                    (Unaudited)     (Audited)
Current assets
      Cash                                                                 $   719,455    $       927
      Marketable securities, available for sale                                 75,180             --
      Accounts receivable, net of allowance of $25,000                         663,063        274,815
      Inventories                                                            1,281,428      1,255,785
      Deferred income taxes                                                     87,000        132,000
      Other current assets                                                     144,620         61,703
                                                                           -----------    -----------
          Total current assets                                               2,970,746      1,725,230

Property, equipment and purchased software at cost
     net of accumulated depreciation of $361,690 and $320,702                  278,730        159,025
Intangible assets at cost net of
     accumulated amortization of $36,864 and $25,776                           106,402         58,653
Deferred income taxes                                                            9,000          9,000
Other assets                                                                    26,229         24,917
                                                                           -----------    -----------
                                                                           $ 3,391,107    $ 1,976,825
                                                                           ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current Liabilities
      Accounts payable and accrued expenses                                $   314,437    $   551,469
      Bank line of credit                                                           --        300,000
      Current maturities of long-term debt                                     105,996         18,000
      Obligations under capital leases                                          15,150         14,900
      Payroll taxes payable                                                      5,158          9,591
      Income taxes payable                                                       4,322         23,322
      Due to officers and shareholders                                          29,075         39,000
                                                                           -----------    -----------
          Total current liabilities                                            474,138        956,282

Noncurrent liabilities
      Obligations under capital leases                                          21,135         32,796
      Long-term debt                                                           360,671             --
      Due to officers and shareholders                                              --        202,679
      Deferred income taxes                                                      1,000          1,000
      Other liabilities                                                             --        104,525
                                                                           -----------    -----------
          Total liabilities                                                    856,944      1,297,282

COMMITMENTS AND CONTINGENCIES

Shareholders' equity
     Series A Convertible Preferred stock, $.01 par value;
         $2.00 liquidation preference; 5,000,000 shares authorized,
          1,000,000 shares issued and outstanding                               10,000             --
      Common Stock, $.001 par value; 15,000,000 shares authorized;
          4,036,628 and 3,672,000 shares issued; 3,910,628 and 3,572,000
         shares outstanding, respectively                                        4,037          3,672
      Additional paid-in capital                                             4,006,767      1,456,100
      Accumulated deficit                                                     (842,047)      (770,229)
      Accumulated other comprehensive income                                     3,306
      Deferred compensation                                                   (637,900)            --
      Treasury stock, at cost, 100,000 shares                                  (10,000)       (10,000)
                                                                           -----------    -----------
          Total shareholders' equity                                         2,534,163        679,543
                                                                           -----------    -----------
                                                                           $ 3,391,107    $ 1,976,825
                                                                           ===========    ===========

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
                      Consolidated Statements of Operations

                                                                   Nine Months
                                                                     Ended
                                                                    March 31,
                                                                2002         2001
                                                            (Unaudited)   (Unaudited)
Revenues                                                   $ 1,888,913    $ 4,564,923
Cost of revenues                                               934,439      2,268,571
                                                           -----------    -----------

          Gross profit                                         954,474      2,296,352
                                                           -----------    -----------

 Selling, general  and administrative expenses                 732,996      1,098,395
 Stock based compensation                                       69,206             --
                                                           -----------    -----------

          Income from operations                               152,272      1,197,957

Interest expense                                                44,191         56,268
Interest income                                                 (7,223)        (4,878)
                                                           -----------    -----------

Income before provision for income taxes                       115,304      1,146,567

Provision  for income taxes                                     44,200        434,000
                                                           -----------    -----------

Net income                                                      71,104        712,567

Deemed dividends on series A convertible preferred stock       142,922             --
                                                           -----------    -----------

Net income (loss) attributable to common stockholders$         (71,818)   $   712,567
                                                           ===========    ===========

Net loss per share:
     Basic                                                 $     (0.02)   $      0.20
                                                           ===========    ===========
     Fully diluted                                         $     (0.02)   $      0.20
                                                           ===========    ===========

Weighted average number of
        common shares and equivalents:
     Basic                                                   3,836,048      3,599,890
                                                           ===========    ===========
     Fully diluted                                           3,836,048      3,599,890
                                                           ===========    ===========

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
                      Consolidated Statements of Cash Flows

                                                                     Nine Months
                                                                        Ended
                                                                      March 31,
                                                                  2002          2001
INCREASE (DECREASE) IN CASH                                   (Unaudited)    (Unaudited)
Cash flows from operating activities:
     Net income                                                    71,104      712,567
     Adjustments to reconcile net income
      to net cash provided (used) by operating activities:
          Depreciation and amortization                            52,076       53,408
          Stock based compensation                                 69,206           --
          Increase (decrease) in cash attributable
           to changes in assets and liabilities
               Accounts receivable                               (542,081)     (25,778)
               Inventory                                          (25,643)    (355,674)
               Other current assets                               (82,917)      16,126
               Deferred income taxes                               45,000      434,000
               Other assets                                        (1,312)          --
               Accounts payable and accrued expenses             (237,032)      (8,192)
               Customer deposits                                       --       50,000
               Payroll taxes payable                               (4,433)     (76,330)
               Income taxes payable                               (19,000)      (9,424)
               Other liabilities                                 (104,525)     (15,223)
                                                              -----------    ---------
        Net cash provided (used)  by operating activities        (779,557)     775,480

Cash flows from investing activities:
     Investment in marketable securities                          (71,874)          --
     Acquisition of property and equipment                        (65,697)     (18,960)
     Payment for licensing fee                                         --       (8,000)
     Security deposit                                                  --       (1,582)
                                                              -----------    ---------
          Net cash used in investing activities                  (137,571)     (28,542)

Cash flows from financing activities:
     Proceeds from issuance of convertible preferred stock      1,682,244           --
     Proceeds from exercise of stock options                       28,760           --
     Procceds (payments) on bank loan and line of credit          193,999     (413,000)
     Decrease in bank overdraft                                        --     (105,284)
     Payments on long-term debt                                   (45,332)     (20,000)
     Payments on lease obligations                                (11,411)     (10,099)
     Loan officers and shareholders - net                        (212,604)     (52,612)
     Purchase of treasury stock                                        --      (10,000)
                                                              -----------    ---------
          Net cash provided (used) by  financing activities     1,635,656     (610,995)
                                                              -----------    ---------

          Net increase in cash                                    718,528      135,943

Cash at beginning of period                                           927        1,428
                                                              -----------    ---------

          Cash at end of period                               $   719,455    $ 137,371
                                                              ===========    =========

Supplemental disclosures of cash flow information
  Cash paid during the period for:
          Interest                                            $    44,191    $  56,268
                                                              ===========    =========
          Taxes                                               $    19,000    $   9,424
                                                              ===========    =========
Non cash investing activity
   Purchase of equipment for customers receivable balance     $   153,833
                                                              ===========

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 1 - Basis of Presentation

The accompanying unaudited consolidated financial statements of Electronic Control Security Inc. and its Subsidiaries (collectively "the Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with Item 310(b) of Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending June 30, 2002. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended June 30, 2001, as filed with the Securities and Exchange Commission.

Note 2 - New Accounting Developments

In August 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. The adoption of SFAS No. 144 is not expected to have a material effect on the Company's financial position, results of operations and cash flows.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets" which further clarifies SFAS No. 121 and methods of quantifying potential impairments or disposal of assets as well as the related reporting of such impairments or disposals. The adoption of SFAS No. 144 is not expected to have a material effect on the Company's financial position, results of operations and cash flows.

Note 3 - Net Income Per Share

In determining basic or diluted loss per share, the effects of deemed dividends related to the Company's series A convertible preferred stock is added to the net loss. The computation of basic earning per common share is based on the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents that arise from the exercise of stock options outstanding using the treasury stock method and the average market price per share during the period. The Company did not have any potentially dilutive common shares during the nine and three months ended March 31, 2002 and 2001.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 3 - Net Income Per Share - continued

All references to weighted average shares outstanding and per share amounts have been restated to give retroactive effect to the stock dividend (see note 6) for all periods presented.

Note 4 - Marketable Securities, Available for Sale

The Company accounts for its investments under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company's investments are classified as "available for sale". Accordingly, the investments are adjusted to fair value, and the resulting realized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity as other comprehensive income.

      Marketable securities consist of the following:

            Common stocks and options, at cost               $71,874
            Unrealized gain                                    3,306
                                                             -------

                     Marketable securities at fair value     $75,180
                                                             =======

Note 5 - Inventories

Inventories at March 31, 2002, and June 30, 2001 consist of the following:

                                                       March             June
                                                        2002             2001
                                                        ----             ----

Raw materials                                       $  211,408        $  270,447
Work-in-process                                        210,910           230,080
Finished goods                                         859,110           755,258
                                                    ----------        ----------

                                                    $1,281,428        $1,255,785
                                                    ==========        ==========

Note 6 - Stock Dividend

On October 11, 2001, the Company's Board of Directors voted to issue a 5% stock dividend to shareholders of record as of October 15, 2001. As a result of the stock dividend, 178,628 shares were issued.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 7 - Bank Financings

In November 2001, an existing $500,000 revolving line of credit was converted into a term loan to be repaid over five years in monthly installments of $8,333 plus interest at the rate of 7.5% per annum

Also in November 2001, the bank arranged for a new $500,000 revolving credit line that expires in November 2002. The outstanding balances are collateralized by substantially all of the Company's assets and the personal guarantee of an officer/shareholder. In addition, a certificate of deposit totaling $300,000 is collateralized to the bank. Interest is payable monthly at 1.0% plus the prime rate.

Note 8 - Equipment Purchase

In November 2001, the Company accepted the return of equipment in payment of a customer account. The Company valued the equipment at its original cost of $153,000 and capitalized it to property and equipment. The equipment will be used by the Company for system factory testing, monitoring and offsite support services.

Note 9 - Private Placement

In January to March 2002, the Company realized gross proceeds of $2,000,000 from the private placement of 40 Units, each Unit consisting of 25,000 shares of Series A Convertible Preferred Stock ("Preferred Stock") and 12,500 common stock purchase Warrants. The Preferred Stock provides for an annual dividend of $.20 per share, payable quarterly, in cash or shares of common stock valued at $2.00 per share. Each preferred share is convertible at the option of the holder into one common share commencing 120 days after closing. The preferred shares have a liquidation preference in the amount of $2.00 per share and the Company may redeem them commencing one year from date of issuance if the common shares have traded at or above $4.00 for a period of twenty consecutive trading days. The Warrants are exercisable for a period of three years from the date of issuance at an exercise price per share of $3.00 per share and the Company may redeem them for $.05 per Warrant, once the underlying shares are registered, if the common shares have traded at or above $5.00 of for a period of twenty consecutive trading days. The Company has valued the warrants issued at $792,482 using the Black-Scholes pricing model. In connection with the private placement, the Company issued unit warrants to a placement agent to purchase up 3.75 Units identical to the Units in the offering. The unit warrants are exercisable at a price of $50,000 per unit for up to three years.

The Company will record a deemed dividend and an offsetting increase in additional paid-in capital totaling $1,008,861 to reflect the beneficial conversion price of the preferred stock as compared to the prevailing market price of the common stock. The deemed dividend is being amortized over the three month period, commencing from the date of issuance to the date the preferred stock first becomes convertible.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 10 - Subsequent Event

In April 2002, the Company agreed to acquire certain assets of Jefferson Consulting Group, LLC ("JCG"), a Virginia-based security consulting firm. The total consideration is $50,000, which will be paid $20,000 at closing and $5,000 per month for six months.

                        ELECTRONIC CONTROL SECURITY INC.

                        2,151,625 Shares of Common Stock

                                   PROSPECTUS

                                  May 13, 2002

Electronic Control Security Inc. has not authorized any dealer, salesperson or other person to provide any information or make any representations other than the information or representations contained in this Prospectus. You should not rely on any additional information or representations if made.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

      o     except the common stock offered by this Prospectus;

      o in any jurisdiction in which the offer or solicitation is not authorized;

      o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

      o to any person to whom it is unlawful to make the offer or solicitation; or

      o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this Prospectus or any accompanying sale does not imply that:

            o there have been no changes in the Company's affairs after the date of this Prospectus; or

            o the information contained in this Prospectus is accurate after the date hereof.

      ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH MAY AFFECT US IN THE FUTURE WILL HAVE A GREATER IMPACT ON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL SUFFER THE RISK OF LOSING THEIR ENTIRE INVESTMENT.

Until August 11, 2002, all dealers that effect transactions in these securities may be required to deliver a prospectus.


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